                                                                    EXHIBIT 10.1

--------------------------------------------------------------------------------



                            SHARE PURCHASE AGREEMENT

                                     among

                             UNITED RENTALS , INC.

                                      and

                THE PARTIES LISTED ON THE SIGNATURE PAGE HERETO


                      ___________________________________

                      for all of the outstanding shares of

                       McCLINCH EQUIPMENT SERVICES, INC.
                      ___________________________________

                                 July 30, 1998



--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                              Page
                                                              ----

   1.   Sale and Purchase of Shares                              2
        1.1   Sale and Purchase of Shares                        2
        1.2   Purchase Price Adjustment                          2
        1.3   Payment of Purchase Price                          7
        1.4   Delivery of Shares                                 8

   2.   Closing; Closing Date                                    8

   3.   Representations and Warranties of Each Seller            8
        3.1   Title to the Shares                                8
        3.2   Authority to Execute and Perform Agreement         9
        3.3   Purchase for Investment                           10

   4.   Representations and Warranties of the Sellers
          as to the Company                                     11
        4.1   Corporate Organization                            11
        4.2   Subsidiaries                                      11
        4.3   Outstanding Capital Stock                         12
        4.4   Financial Statements                              13
        4.5   Liabilities; Ordinary Course                      13
        4.6   Contravention                                     15
        4.7   Taxes                                             16
        4.8   Claims and Proceedings                            21
        4.9   Contracts                                         22
        4.10  Real Estate                                       24
        4.11  Employee Benefit Plans                            26
        4.12  Insurance                                         28
        4.13  Tangible Properties                               29
        4.14  Related Party Transactions                        29
        4.15  Banks                                             29
        4.16  Permits                                           30
        4.17  Compliance with Applicable Laws                   30
        4.18  Employment Agreements                             31
        4.19  Labor and Employment Matters                      31

                                                              Page
                                                              ----

        4.20  Intangible Property                               32
        4.21  Environmental Compliance                          33
        4.22  Finders and Investment Bankers                    35
        4.23  Certain Actions                                   35
        4.24  No Other Representations and Warranties           35

   5.   Representations and Warranties of the Buyer             35
        5.1   Corporate Organization                            36
        5.2   Authority to Execute and Perform Agreement        36
        5.3   Purchase for Investment                           37
        5.4   [Intentionally omitted]                           38
        5.5   Sources of Information                            38
        5.6   Finders and Investment Bankers                    38
        5.7   Litigation.                                       38

   6.   Covenants and Agreements                                39
        6.1   Conduct of Business of the Company                39
        6.2   Access to Information; Confidentiality            42
        6.3   Disclosure Supplements                            44
        6.4   Expenses                                          45
        6.5   Further Assurances                                45
        6.6   Cooperation Regarding Landlords                   46
        6.7   Transfer Taxes.                                   46
        6.8   Compliance with Antitrust Laws                    46
        6.9   SOC Rebates                                       48
        6.10  Non-Compete                                       48
        6.11  Excluded Assets and Liabilities.                  51
        6.12  Insurance Tail                                    52
        6.13  Payment of Indebtedness                           52
        6.14  Rental Ready Adjustment                           53
        6.15  No Solicitation                                   55
        6.16  Publicity                                         56

   7.   Tax and Related Matters                                 56
        7.1   Taxes; Section 338(h)(10) Election                56
        7.2   Tax Administration                                60
        7.3   Contests                                          65

   8.   Environmental Matters.                                  67
        8.1   The Phase I Investigations.                       67
        8.2   The Phase II Investigations.                      69

                                                              Page
                                                              ----

          8.3   Certain Procedures Relating to the
                  Consultant's Estimates                        69
          8.4   Review of the Estimated Costs of Remediation    70
          8.5   The Sellers' Indemnification of Buyer           71
          8.6   Buyer's Indemnification of the Sellers.         72
          8.7   Exclusive Remedy                                73
          8.8   Limitation of Sellers' Duty to Indemnify        73
          8.9   Expenses in the Ordinary Course Excluded
                  from Indemnification                          74
          8.10  Control of Remedial Action.                     74
          8.11  Environmental Indemnification Procedure         76
          8.12  Access to Information                           76
          8.13  Matters Involving Third Parties                 76

   9.     Conditions Precedent to the Obligation of the
            Buyer to Close                                      78
          9.1   Representations and Covenants                   78
          9.2   HSR Act Filing                                  78
          9.3   No Injunction or Violation of Law               79
          9.4   Title Policies                                  79
          9.5   Simultaneous Closing.                           79
          9.6   Resignations                                    79
          9.7   Reports.                                        80
          9.8   Escrow Agreement                                80
          9.9   Legal Opinions                                  80
          9.10  Affidavits                                      80
          9.11  Affiliate Contracts                             80
          9.12  Certificates                                    80
          9.13  [Intentionally Omitted]                         81
          9.14  Employment/Consulting Agreements                81
          9.15  Release of Guarantees                           81
          9.16  Material Adverse Effect                         81

  10.    Conditions Precedent to the Obligation of the
           Sellers to Close                                     81
         10.1   Representations and Covenants                   82
         10.2   HSR Act Filing                                  82
         10.3   No Injunction or Violation of Law               82
         10.4   United Rentals, Inc. Warrants                   83
         10.5   [Intentionally Omitted]                         83
         10.6   [Intentionally Omitted].                        83
         10.7   Simultaneous Closing                            83
         10.8   Reports.                                        83
         10.9   Escrow Agreement                                83
         10.10  Legal Opinion                                   83

                                                              Page
                                                              ----

         10.11 Certificate                                      83

  11.    Survival of Representations, Warranties and Covenants  83
         11.1  General Survival                                 84

  12.    General Indemnification                                84
         12.1  Indemnification of the Buyer                     84
         12.2  Indemnification of the Sellers                   91
         12.3  Notice and Opportunity to Defend                 91
         12.4  Exclusive Remedies                               93
         12.5  Sellers' Representative                          94
         12.6  Nature of Payments                               95

  13.    Termination of Agreement                               95
         13.1  Termination                                      95
         13.2  Survival After Termination                       97

  14.    Miscellaneous                                          98
         14.1  Certain Definitions                              98
         14.2  Nature of Obligations                           103
         14.3  Notices                                         104
         14.4  Entire Agreement                                105
         14.5  Waivers and Amendments; Non-Contractual
                 Remedies                                      105
         14.6  Governing Law                                   106
         14.7  Binding Effect; Assignment                      106
         14.8  Usage                                           106
         14.9  Counterparts                                    106
         14.10 Exhibits and Schedules                          107
         14.11 Headings                                        107
         14.12 Severability of Provisions                      107
         14.13 Consent to Jurisdiction                         108



   ANNEX A
   ANNEX B
   ANNEX C

   Schedules                                                  Page
   ---------                                                  ----

   Schedule 1.2(b).                                             2
   ---------------
   Schedule 1.2(b)                                              3
   ---------------
   Schedule 1.2(b)                                              3
   ---------------
   Schedule 1.2(a)                                              4
   ---------------
   Schedule 1.3(a)                                              7
   ---------------
   Schedule 1.3(a)                                              7
   ---------------
   Schedule 1.3(b)                                              7
   Schedule 3.2                                                10
   ------------
   Schedule 4.1                                                11
   ------------
   Schedule 4.2                                                11
   ------------
   Schedule 4.2                                                11
   ------------
   Schedule 4.3                                                12
   ------------
   Schedule 4.3                                                12
   Schedule 4.4                                                13
   Schedule 4.4(b)                                             13
   Schedule 4.5(a)                                             13
   Schedule 4.5(b)                                             14
   Schedule 4.6(a)                                             15
   Schedule 4.6(b)                                             15
   Schedule 4.7(h)                                             18
   ---------------
   Schedule 4.8                                                21
   Schedule 4.9                                                22
   Schedule 4.9                                                24
   Schedule 4.10(a)                                            24
   Schedule 4.10(b)                                            24
   Schedule 4.11(a)                                            26
   Schedule 4.11(c)                                            27
   Schedule 4.11(d)                                            27
   Schedule 4.11(f)                                            27
   Schedule 4.12                                               28
   Schedule 4.14                                               29
   Schedule 4.14                                               29
   Schedule 4.15                                               29
   Schedule 4.15                                               30
   -------------
   Schedule 4.17                                               30

   Schedules                                                 Page
   ---------                                                 ----

   Schedule 4.18                                               31
   Schedule 4.19(a)                                            31
   Schedule 4.19(a)                                            31
   ----------------
   Schedule 4.19(b)                                            31
   Schedule 4.20                                               32
   Schedule 4.20                                               32
   -------------
   Schedule 4.21                                               33
   Schedule 4.9                                                40
   Schedule 4.18                                               41
   Schedule 6.14(b)                                            54
   ----------------
   Schedule 4.10(a)                                            79
   Schedule 14.1(b)                                           102
   ----------------
   Annex A
   Annex B [Escrow Agreement]
   Annex C [Addresses for Notices]

                            SHARE PURCHASE AGREEMENT
                            ------------------------


          SHARE PURCHASE AGREEMENT, dated as of July 30, 1998, among UNITED RENTALS, INC., a Delaware corporation (the "Buyer"), and THE PERSONS LISTED
                                               -----
   ON THE SIGNATURE PAGE HERETO AS SELLERS (the "Sellers"), for the purchase and
                                                 -------
   sale of all of the issued and outstanding shares of capital stock of McCLINCH EQUIPMENT SERVICES, INC., a Connecticut corporation (the "Company").
                                                             -------

          The Company is engaged in the business of renting, selling and servicing aerial lifts, rough terrain forklifts, industrial forklifts, cranes, material handling products, generators, welders, light towers and assorted construction equipment in the Northeast and Mid-Atlantic regions of the United States (the "Business").
                           --------

          The Sellers are the beneficial and record owners of all of the issued and outstanding shares of capital stock of the Company (the "Shares"),
                                                                ------
   consisting of 100 shares of Common Stock, no par value per share.

          The Sellers wish to sell the Shares to the Buyer, and the Buyer wishes to purchase the Shares from the Sellers, upon the terms and subject to the conditions of this Agreement.

          Certain capitalized terms not otherwise defined and used in this Agreement are defined in Section 14.1.

          Accordingly, the parties agree as follows:

          1.  Sale and Purchase of Shares.

               1.1  Sale and Purchase of Shares.  At the closing provided for in
                    ---------------------------
     Article 2 (the "Closing"), upon the terms and subject to the conditions of
                     -------
     this Agreement and in reliance upon the representations, warranties and agreements contained herein, the Sellers shall sell to the Buyer, and the Buyer shall purchase from the Sellers, all of the Shares for an aggregate consideration (the "Purchase Price") equal to $40,500,000 subject to
                         --------------
     adjustment as provided in Section 1.2. The Purchase Price shall be paid in accordance with Section 1.3.

               1.2  Purchase Price Adjustment.
                    -------------------------

                  (a) Determination of Net Worth.  As used herein, the "Net
                      --------------------------                        ---
        Worth" of the Company as of any particular date shall mean an amount
        -----
        equal to the tangible net worth of the Company and its consolidated Subsidiaries determined by subtracting total liabilities of the Company and its consolidated Subsidiaries as at such date from the total tangible assets of the Company and its consolidated Subsidiaries as at such date, in each case as shown on the balance sheet of the Company as at such date; provided, however, that for the purposes of the
                      --------  -------
        Preliminary Closing Balance Sheet and Audited Closing Balance Sheet, Net Worth shall be calculated for the period from December 31, 1997 to the Closing Date, using the depreciation methods set forth on Schedule
                                                                  --------
        1.2(b).
        ------

                  (b) Preparation of Closing Adjusted Net Worth Schedule.  As
                      --------------------------------------------------
        soon as practicable, the Sellers or their designee shall prepare (based on data and financial statements supplied by the Company) on a basis consistent with the preparation of the Balance Sheet (as defined in
        Section 4.4) and as contemplated by Schedule 1.2(b), and deliver to the
                                            ---------------
        Buyer and PricewaterhouseCoopers LLP, a consolidated balance sheet of the Company as of the close of business on the Closing Date (the "Preliminary Closing Balance Sheet"). The Sellers shall cause the
         ---------------------------------
        Preliminary Closing Balance Sheet to be audited by PricewaterhouseCoopers LLP (the "Audited Closing Balance Sheet") which
                                         -----------------------------
        firm shall deliver an opinion stating that the Audited Closing Balance Sheet presents fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries at the Closing Date in accordance with GAAP applied on a basis consistent with the Balance Sheet. The Preliminary Closing Balance Sheet and the Audited Closing Balance Sheet shall (i) not include (x) the assets of the Company or any Subsidiary and the liabilities relating thereto set forth in Schedule
                                                                     --------
        1.2(b) (the "Excluded Assets and Liabilities"), (y) any expenses,
        ------       -------------------------------
        amounts or prepayment penalties incurred in connection with the prepayment or repayment of any indebtedness of the Company or any Subsidiary at Closing except for any such prepayment penalties in excess of $18,750 in the aggregate and (z) any amount the Buyer is obligated to pay pursuant to this Agreement (other than amounts referred to in clause (ii) below) or any amount the Sellers are obligated to pay pursuant to Section 6.4 and (ii) include the principal amount of and interest due on all indebtedness of the Company or any of its Subsidiaries as of the Closing Date (whether or not such amounts are repaid by the Buyer on such date). The Audited Closing Balance Sheet shall include a schedule (the "Closing Adjusted
                                                             ----------------
        Net Worth Schedule"), prepared by PricewaterhouseCoopers LLP,
        ------------------
        calculating the Net Worth of the Company and its consolidated Subsidiaries as of the close of business on the Closing Date, as adjusted in accordance with the provisions of Schedule 1.2(a) (as so
                                                      ---------------
        adjusted and as set forth on the Closing Adjusted Net Worth Schedule, the "Closing Adjusted Net Worth"). The Audited Closing Balance Sheet
             --------------------------
        and the Closing Adjusted Net Worth Schedule shall be provided by the Sellers to the Buyer promptly upon the availability thereof and in any event within 75 days following the Closing Date. The Buyer will (and will cause the Company to) provide the Sellers or their designee and PricewaterhouseCoopers LLP full access to the books, ledgers, files, reports and operating records of the Company and the then current employees of the Company and will fully cooperate in the Sellers' preparation of the Preliminary Closing Balance Sheet, the Audited Closing Balance Sheet and the Closing Adjusted Net Worth Schedule. The fees and expenses incurred in connection with the preparation of the Preliminary Closing Balance Sheet, the Audited Closing Balance Sheet and the Closing Adjusted Net Worth Schedule shall be paid by the Sellers.

                  (c) Buyer's Review.  Upon receipt of the Audited Closing
                      --------------
        Balance Sheet and the Closing Adjusted Net Worth Schedule, the Buyer and its independent accountants shall have the right during the succeeding 30-day period to examine the Audited Closing Balance Sheet, the Closing Adjusted Net Worth

        Schedule and all books and records used to prepare the Balance Sheet, the Audited Closing Balance Sheet and the Closing Adjusted Net Worth Schedule. The Sellers shall use commercially reasonable efforts to cause PricewaterhouseCoopers LLP to provide access to the work papers used to prepare, audit and review the Balance Sheet, the Audited Closing Balance Sheet and the Closing Adjusted Net Worth Schedule and supporting their opinion referred to above, and the Sellers shall provide the Buyer with access to the books and records used in, and employees involved with, the preparation of the Balance Sheet, the Audited Closing Balance Sheet and the Closing Adjusted Net Worth Schedule.

          If the Buyer does not agree that the Closing Adjusted Net Worth has been calculated on the basis set forth in Section 1.2(b), the Buyer shall so notify the Sellers' Representative in writing (such notice, the "Disagreement Notice") on or before the last day of the 30-day period
         -------------------
        after delivery to the Buyer of the Audited Closing Balance Sheet and Closing Adjusted Net Worth Schedule, setting forth a specific description of the Buyer's objections and the amount of the adjustment which the Buyer believes should be made to each item of its objection. If the Buyer does not deliver a Disagreement Notice within such 30-day period, the Audited Closing Balance Sheet, the Closing Adjusted Net Worth Schedule and the Closing Adjusted Net Worth shall be deemed to have been accepted by Buyer.

                  (d) Dispute Resolution.  In the event that the Buyer delivers
                      ------------------
        a Disagreement Notice in accordance with Section 1.2(c), the Sellers' Representative and the Buyer shall attempt to resolve the objections set forth therein within 15 days of the Sellers' receipt of such Disagreement Notice. The objections set forth on the Disagreement Notice that are resolved by the Buyer and the Sellers' Representative in accordance with this Section 1.2(d) shall collectively be referred to herein as the "Resolved Objections."
                       -------------------

                  (e) Differences.  If the Sellers' Representative and the Buyer
                      -----------
        are unable to resolve all the objections set forth in the Disagreement Notice within such 15-day period, they shall jointly appoint Deloitte & Touche LLP (the "CPA Firm") within five days of the end of such 15-day period.
              --------
        The CPA Firm, acting as experts and not as arbitrators, shall review the objections set forth in the Disagreement Notice which are not Resolved Objections (collectively, the "Differences") and determine, based on the
                                       -----------
        requirements set forth in Section 1.2(b) and only with respect to Differences submitted to the CPA Firm, whether and to what extent the Closing Adjusted Net Worth Schedule requires adjustments. The fees and disbursements of the CPA Firm shall be allocated 50% to the Buyer and 50% to the Sellers. The Sellers and the Buyer shall (and shall cause the Company to) provide to the CPA Firm full cooperation. The CPA Firm's resolution of the Differences shall be conclusive and binding upon the parties. The Differences as resolved by the CPA Firm in accordance with this Section 1.2(e) shall collectively be referred to herein as the "CPA-Determined Differences."
         --------------------------

                  (f) Adjustment.  On the fifth Business Day following the
                      ----------
        earliest to occur of (such fifth Business Day, the "Adjustment Payment
                                                            ------------------
        Date") (x) the acceptance in full by the Buyer of the Audited Closing
        ----
        Balance Sheet, Closing Adjusted Net Worth and Closing Adjusted Net Worth Schedule, (y) the resolution by the Buyer and the Sellers' Representative of all objections set forth on the Disagreement Notice, if any, and (z) the resolution by the CPA Firm of all Differences, as an adjustment to the Purchase Price, either (i) the Buyer shall pay to the Sellers an amount equal to the excess, if any, of the Closing Adjusted Net Worth (as increased or decreased, as the case may be, by the Resolved Objections and the CPA-Determined Differences) over the Year-End Adjusted Net Worth (as hereinafter defined) or (ii) the Sellers shall pay to the Buyer an amount equal to the excess (the "Overpayment
                                                                    -----------
        Amount"), if any, of the Year-End Adjusted Net Worth over the Closing
        ------
        Adjusted Net Worth (as increased or decreased, as the case may be, by the Resolved Objections and the CPA-Determined Differences). In either case, such amount shall be payable on the Adjustment Payment Date, with interest, based upon a year of 360 days for the actual number of days elapsed, accrued from the Closing Date until, but not including, the Adjustment Payment Date at the Reference Rate. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the Sellers or the Buyer, as the case may be. "Year-end Adjusted Net Worth" shall mean $5,203,000.
         ---------------------------

               1.3  Payment of Purchase Price.  At the Closing,  the Purchase
                    -------------------------
     Price shall be paid by the Buyer as follows:

                  (a) the Buyer shall deliver to each Seller cash by wire transfer of immediately available funds to the account or accounts designated by each Seller on Schedule 1.3(a) hereto, each such Seller's
                                     ---------------
        respective pro rata portion (the "Pro Rata Portion"), as specified on
                                          ----------------
        Schedule 1.3(a), of an amount equal to the Purchase Price minus the
        ---------------
        Escrow Amount.

                  (b) the Buyer shall deliver to the escrow agent to be selected by the Sellers' Representative and the Buyer prior to the Closing (the "Escrow Agent") cash, by wire transfer of immediately available funds
         ------------
        to the account of such Escrow Agent designated on Schedule 1.3(b), in
                                                          ---------------
        an amount equal to $2,815,000 (the "Escrow Amount"), which shall be
                                            -------------
        held by the Escrow Agent and applied as set forth herein and in the escrow agreement among the Buyer, the Sellers' Representative and the Escrow Agent (the "Escrow Agreement") in the form of Annex B hereto.
                           -----------------

               1.4  Delivery of Shares.  At the Closing, the Sellers shall
                    ------------------
     deliver to the Buyer share certificates constituting all of the Shares, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

          2.  Closing; Closing Date.  The Closing of the sale and purchase of
              ---------------------
  the Shares contemplated hereby shall take place at the offices of Paul, Weiss, Rifkind, Wharton &

  Garrison, 1285 Avenue of the Americas, New York, New York, on the date which is the later to occur of August 27, 1998 and the third Business Day after all of the conditions to the Closing set forth in Sections 9.2, 9.7, 10.2 and
  10.10 have been satisfied or waived by the party entitled to waive the same or on such other date as the Buyer and the Sellers' Representative may mutually agree (such date being the "Scheduled Closing"). The time and date upon which
                              -----------------
  the Closing occurs is herein called the "Closing Date."
                                           ------------

          3.  Representations and Warranties of Each Seller.  The Sellers,
              ---------------------------------------------
  jointly and severally (subject to Section 14.2), represent and warrant to the Buyer as follows:

               3.1  Title to the Shares.  Each Seller owns the Shares set forth
                    -------------------
     opposite such Seller's name on Annex A beneficially and of record, and,
                                    -------
     upon delivery of and payment for such Shares at the Closing as herein provided, such Seller will convey to the Buyer good and valid title thereto, free and clear of any Lien other than any restrictions imposed by any state or federal securities laws.

               3.2  Authority to Execute and Perform Agreement.  Each Seller has
                    ------------------------------------------
     full legal right and power and all authority and approvals required to enter into, execute and deliver as applicable, this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Seller Documents"), and to consummate the
                               ----------------
     transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Seller and, assuming due execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms except: (a) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein; (b) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally; and (c) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery by such Seller of this Agreement and each of the other Seller Documents, the consummation of the transactions contemplated hereby and thereby and the performance by such Seller of this Agreement and each of the other Seller Documents in accordance with its terms and conditions will not (i) require such Seller to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Entity or any other Person, (ii) violate or conflict with the declaration of trust or related documents of such Seller or, except as set forth in Schedule 3.2,
                                                                 ------------
     violate, conflict with or result in the breach of any of the terms and conditions of, result in a modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material agreement, contract, indenture, lease, license, mortgage, plan, arrangement, commitment or other instrument or obligation (collectively, "Contracts") to which such Seller
                                              ---------
     is a party or by or to which such Seller is or such Seller's Shares are or may be bound or subject, or (iii) violate Applicable Law or an Order (as hereafter defined) of any Governmental Entity applicable to such Seller or to such Seller's Shares.

               3.3  Purchase for Investment.   Each of Terrance J. McClinch,
                    -----------------------
     Ernest Pierson and Robert Russo (a "Warrantholder") are acquiring the URI
                                         -------------
     Warrants (as defined in Article 10) for their own account for investment and not for resale or distribution. Each Warrantholder acknowledges that the sale of the URI Warrants (as hereafter defined) has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any
                                                        --------------
     applicable state securities laws and that such URI Warrants and the shares of Buyer Common Stock (as defined in Article 10) issuable upon the exercise thereof may only be sold or otherwise disposed of under an effective registration statement under the Securities Act or under an exemption therefrom. Each Warrantholder has no contract, undertaking, agreement or arrangement with any Person or entity to sell, hypothecate, pledge, donate, or otherwise transfer (with or without consideration) to such Person any of the URI Warrants or such shares, and each Warrantholder has no present plans or intention to enter into any such contract, undertaking, agreement, or arrangement. Each Warrantholder is an "accredited investor" as defined in Regulation D of the Securities Act.

          4.  Representations and Warranties of the Sellers as to the Company.
              ---------------------------------------------------------------
  The Sellers jointly and severally (subject to Section 14.2) represent and warrant to the Buyer as follows:

               4.1  Corporate Organization.  The Company and each of its
                    ----------------------
     Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and lawful authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction listed on Schedule 4.1 hereto, which
                                             ------------
     jurisdictions are the only jurisdictions where the failure to so qualify or be authorized would have a Material Adverse Effect. The Sellers have heretofore delivered or made available to the Buyer true and complete copies of the Articles of Incorporation and By-Laws of the Company and each of its Subsidiaries as in effect on the date hereof.

               4.2  Subsidiaries.   Each of the Company's Subsidiaries is listed
                    ------------
     on Schedule 4.2.  Except as set forth on Schedule 4.2, the Company does
        ------------                          ------------
     not, directly or indirectly, own or have the option or obligation to acquire or have the power to vote the shares of any capital stock or other ownership interest or ordinary voting power to elect the majority of directors of any corporation or other entity or other Person or body performing a similar function of any such entity, as the case may be. The Company owns all the outstanding shares of capital stock of each Subsidiary free and clear of all Liens, and all of such shares have been duly authorized for issuance and validly issued and are fully paid and non-assessable and have not been issued in violation of the preemptive or similar rights of any Person.

               4.3  Outstanding Capital Stock.  The Company is authorized to
                    -------------------------
     issue a total of 5,000 shares of Common Stock. All of the outstanding shares of Common Stock, which constitute all of the Shares, were duly authorized for issuance and are validly issued, fully paid and nonassessable and not issued in violation of the preemptive or similar rights of any Person. The Company has not issued and does not have outstanding any shares of preferred stock or any other class of capital stock other than the Shares. Except as set forth in Schedule 4.3 hereto,
                                                          ------------
     there are no outstanding rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options or other agreements of any kind to purchase or otherwise to receive from the Company or any of its Subsidiaries any of the outstanding, authorized but unissued or unauthorized capital stock or any other security of the Company or any of its Subsidiaries, and there is no outstanding security of any kind of the Company or any of its Subsidiaries convertible into or exercisable for the purchase of any such capital stock or other security of the Company or any of its Subsidiaries. Except as set forth on Schedule 4.3 (which agreements
                                                  ------------
     will terminate upon Closing), none of the Sellers nor the Company nor any of its Subsidiaries is a party to any voting trust or other voting agreement with respect to any of the Shares or to any agreement relating to the issuance, sale, redemption, transfer, registration or other disposition of the capital stock of the Company or any of its Subsidiaries.

               4.4  Financial Statements.  The consolidated balance sheets of
                    --------------------
     the Company and its Subsidiaries as at December 31, 1996 and December 31, 1997 and the related statements of earnings and stockholders' equity and statements of cash flows for the years then ended, including the footnotes thereto, which are attached hereto as Schedule 4.4, and the consolidated
                                           ------------
     balance sheet of the Company and its Subsidiaries as at March 31, 1998 and the related statements of earnings and stockholders' equity and statements of cash flows for the three-month period then ended, which are attached hereto as Schedule 4.4(b) (the "Interim Financials") have been prepared in
               ---------------       ------------------
     accordance with GAAP, consistently applied, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at such dates and the consolidated results of operations and changes in cash flows of the Company and its consolidated Subsidiaries for such respective periods, in each case in accordance with GAAP consistently applied for the periods covered thereby and, in the case of the Interim Financials, consistent with the Company's past practices for its preparation of its unaudited financial statements (and subject to normal year-end audit adjustments). (The foregoing financial statements of the Company and its consolidated Subsidiaries as at December 31, 1997 and for the year then ended are sometimes herein called the "Annual
                                                              ------
     Financials." The balance sheet included in the Annual Financials is sometimes herein called the "Balance Sheet" and December 31, 1997 is
                                  -------------
     sometimes herein called the "Balance Sheet Date.")
                                  ------------------

               4.5  Liabilities; Ordinary Course.
                    ----------------------------

                  (a) Except as set forth on Schedule 4.5(a), the Company and
                                             ---------------
        its Subsidiaries have not incurred any indebtedness, liability or obligation (whether or not accrued, fixed, due, contingent or known) ("Liabilities") of a kind required by GAAP to be set forth on the
        -------------
        Balance Sheet which was not fully reflected in, reserved against, or otherwise described in the Balance Sheet except those Liabilities incurred in the ordinary course of business since the Balance Sheet Date; and

                  (b) Between the Balance Sheet Date and the date hereof, there has been no material adverse change in the properties, business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, without regard, however, to changes in general economic conditions. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.5(b), since the Balance Sheet Date, the
                           ---------------
        Business has been conducted in the
        ordinary course and neither the Company nor any of its Subsidiaries have
        (i) declared or paid any dividends or made any other non-cash distributions on the Shares or redeemed, purchased or otherwise acquired any shares of Common Stock, (ii)(A) increased the rate or terms of compensation payable or to become payable to its directors, officers or employees except in the ordinary course of business consistent with past practice and that in the aggregate does not result in a material increase of the compensation or benefits expense of the Company, (B) paid or agreed to pay any pension, retirement allowance or other employee benefit not provided for by any Benefit Plan or Employment Agreement (as hereafter defined) set forth in the Schedules hereto or
        (C) announced an intention or committed itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increased the rate or terms of any Benefit Plan, (iii) made any change in its accounting or tax reporting methods or in the manner of keeping its books and records or changed its current practices with respect to sales, receivables, payables or accrued or deferred expenses, or (iv) amended, terminated or renewed any lease of the Properties.

               4.6  Contravention.  Except as set forth on Schedule 4.6(a),
                    -------------                          ---------------
     neither the execution and delivery of this Agreement or the other Seller Documents nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of the Company or any of its Subsidiaries, (ii) require any consent, approval or notice under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or increase the obligations or decrease the rights) under, any terms, conditions or provisions of any Contract, (iii) violate Applicable Law or the terms of any Permit or Order with respect to the Company or any of its Subsidiaries or (iv)
     result in the creation of any Lien upon the properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii),
     (iii) and (iv), for such violations, Liens, breaches or defaults as would not, individually or in the aggregate, result in a Material Adverse Effect. Except as set forth on Schedule 4.6(b), other than any filing required
                            ---------------
     under the HSR Act, neither the Company nor any Subsidiary is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

               4.7  Taxes.
                    -----

                  (a) The Company and each of its Subsidiaries have paid all Taxes required to be paid by them through the date of this Agreement, and will pay all Taxes required to be paid by them on or before the Closing Date (which will not include a requirement to pay any Taxes shown as an accrual on the Audited Closing Balance Sheet and reflected in the Audited Closing Adjusted Net Worth (as increased or decreased, as the case may be, by the Resolved Objections and the CPA - Determined Differences) but not yet due on the Closing Date).

                  (b) The Company and its Subsidiaries have timely filed or timely filed extensions for all reports, declarations, information statements and returns relating to the Taxes ("Tax Returns") required to
                                                       -----------
        be filed by or on behalf of each of the Company and its Subsidiaries with the appropriate taxing authority through the date of this Agreement and all such Tax Returns are true, complete and correct in all material respects, and will prepare and timely file, in a manner consistent with prior years and applicable laws and regulations, all Tax Returns required to be filed by them on or before the Closing Date which Tax Returns will be true, correct and complete in all material respects. No penalties or other charges are or will become due with respect to the late filing of any Tax Return or payment of any Tax of the Company or any Subsidiary required to be filed or paid on or before the Closing Date.

                  (c) All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company and each of its Subsidiaries have been fully paid. There are no audits or investigations by any taxing authority in progress, nor has any Seller, the Company or any of its Subsidiaries received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised in writing by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed material deficiency for any subsequent taxable period. None of the Company or any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities. No extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax. To the Knowledge of the Sellers, there is no unassessed deficiency proposed or threatened against the Company or any Subsidiary.

                  (d) None of the Sellers, the Company or any of its Subsidiaries has (i) agreed to or is required to make any adjustments under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method or otherwise or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company or any of its Subsidiaries, or (iii) any power of attorney with respect to any Tax matter currently in force.

                  (e) The Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have withheld or collected from each payment made to employees or otherwise in connection with services rendered the amount of all Taxes required to be withheld or collected therefrom, and the Company and its Subsidiaries has paid all such Taxes when due to the proper Tax receiving officials.

                  (f) Except in connection with the Election (as hereinafter defined,) and except as set forth in Schedule 4.7(f), none of the
                                             ---------------
        Company or any of its Subsidiaries has any material elections in effect for federal, state, local or foreign income tax purposes and the Sellers will not permit or cause the Company or any of its Subsidiaries to make any additional federal tax elections under the Code with respect to the Company or any of its Subsidiaries for any tax period ending after the Closing Date.

                  (g) Neither the Company nor any of its Subsidiaries has at any time consented under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any sale of its stock.

                  (h) Except as set forth on Schedule 4.7(h), neither the
                                             ---------------
        Company nor any of its Subsidiaries has ever been, nor will be through the Closing Date, a member of a consolidated, unitary, combined or affiliated group of corporations for any Tax purpose.

                  (i) The Company has properly elected under Section 1362(a) of the Code, and except as set forth on Schedule 4.7(i), under each
                                             ---------------
        analogous or similar provision of state or local law in each jurisdiction where the Company is required to file income Tax Returns, to be treated as an S Corporation for its taxable period beginning with the taxable year ended December 31, 1990 and will continue to qualify as an S Corporation for all federal, state and local income tax purposes at all times through its taxable year ending on the day before the Closing Date and, accordingly, has and will have no liability for federal income taxes with respect to any taxable period beginning with its first taxable year and through its taxable year ending on the Closing Date, including as a result of the Election.

                  (j) The Buyer has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company and each of its Subsidiaries relating to the last three taxable periods of the Company and each of its Subsidiaries and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or investigation in progress) relating to Taxes due from or with respect to the Company and each of its Subsidiaries, their respective income, assets or operations. With respect to all income and franchise Tax Returns filed by or on behalf of the Company and each of its Subsidiaries for the taxable years ended on the respective dates set forth on Schedule 4.7(j), either (x) such Tax Returns have been examined
                 ---------------
        by and settled with the relevant taxing authority, or (y) the applicable statute of limitations with respect to the taxable years covered by such Tax Returns has expired.

                  (k) Schedule 4.7(k) lists all material types of Taxes paid and
                      ---------------
        material types of Tax Returns filed by or on behalf of the Company and each of its Subsidiaries. To the Knowledge of the Sellers, no claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

                  (l) No property owned by the Company or any of its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue

        Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or
        (iii) is "tax-exempt bond financed property" within the meaning of
        Section 168(g) of the Code.

                  (m) There are no Liens for or as a result of any unpaid Taxes on the assets of the Company or any of its Subsidiaries except for Liens for current Taxes not yet due.

                  (n) No Seller is a foreign person with the meaning of Section 1445 of the Code.

                  (o) None of the Company or any of its Subsidiaries are parties to any tax sharing or similar Contract or arrangement (whether or not written).

                  (p) There is no Contract, plan or arrangement involving the Company or any of its Subsidiaries and covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Buyer, the Company or any of its Subsidiaries or their respective Affiliates by reason of Section 280G of the Code.

                  (q) None of the Company or any of its Subsidiaries has any elections in effect for federal income tax purposes under Section 168 of the Code or any analogous or similar provision of state, local or foreign law.

               4.8  Claims and Proceedings.  Except as set forth on Schedule
                    ----------------------                          --------
     4.8, there are (i) no suits, claims, actions or proceedings pending or, to the Knowledge of Sellers, threatened, and (ii) to the Knowledge of Sellers, no investigations are pending or threatened, in each case, against or relating to the Company or any of its Subsidiaries or any material portion of their respective properties or assets before any court or Governmental Entity, (x) which if adversely determined, would result in a liability of the Company or any of its Subsidiaries in excess of $100,000, with respect to any one such matter, or $500,000, in the case of all such matters, or
     (y) which would

     (if successful) require specific performance or an injunction by the Company, any of its Subsidiaries or any of their respective directors, officers, employees, shareholders, or Affiliates; and (iii) to the Knowledge of the Sellers no event has occurred which is likely to result in any such action, proceeding or investigation which would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is engaged in any legal action to recover monies due it or for damages sustained (other than ordinary course collections). No material portion of the Company's or its Subsidiaries' properties or assets is subject to any specific order, judgment, injunction or decree (collectively, "Orders") of
                                                                    ------
     any court or Governmental Entity of which the Company, any of its Subsidiaries, or any Seller was notified that would result in a Material Adverse Effect. All matters listed on Schedule 4.8, whether litigation has
                                           ------------
     been instituted or not, have been reported by the Company to its insurance carriers for coverage and such carriers have not indicated that they will deny coverage in respect thereof.

               4.9  Contracts.  Schedule 4.9 sets forth, as of the date hereof,
                    ---------   ------------
     a list of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it or any material portion of their respective properties or assets are bound or subject (together with the agreements specifically identified in this Agreement or in the other Schedules hereto, the "Scheduled Contracts"):
                            -------------------

                  (a) contracts and other agreements with any labor union, collective bargaining unit or association representing any employee of the Company or any of its Subsidiaries;

                  (b) agreements for acquisitions or dispositions (by merger, purchase or sale of stock or otherwise) of material assets entered into in the last two years or pursuant to which the Company has ongoing obligations (other than acquisitions or dispositions of assets in the ordinary course) with a value in excess of $200,000 (other than the exercise of the option to purchase the property at Egg

        Harbor Township at a price no greater than $350,000, and on terms reasonably acceptable to the Sellers and the Buyer);

                  (c) contracts and other agreements relating to indebtedness of the Company or such Subsidiary, guarantees of the indebtedness of any other Person or the deferred purchase price of property where such deferred purchase price is in excess of $200,000;

                  (d) all partnership, joint venture or other similar Contracts, arrangements or agreements;

                  (e) any lease, license or other Contract pursuant to which any person has the right to occupy or use any of the Owned Real Property or any portion of the premises that are the subject of the Leases;

                  (f) each agreement that restricts or purports to restrict the right of the Company or any Subsidiary of the Company to engage in any business anywhere in the world or to compete with any Person with respect to any business anywhere in the world;

                  (g) all license, sale, dealer, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements, other than commission arrangements with employees of the Company or any of its Subsidiaries, relating to or providing for the marketing or sale of the products or services of or by the Company or any Subsidiary of the Company; and

                  (h) any other material contract whether or not made in the ordinary course of business which provides for or would reasonably be expected to provide for the payment by the Company or any Subsidiary of the Company after the date of this Agreement of more than $200,000 per annum.

     Except as disclosed on Schedule 4.9, each Scheduled Contract is a legal,
                            ------------
valid and binding obligation of the Company or of its Subsidiary, as the case may be, and, to the Knowledge of Sellers, each other party thereto, enforceable against each such party thereto in accordance with its material terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity, and none of the Company, any Subsidiary of the Company nor, to the Knowledge of Sellers, any other party thereto, is (or with notice or lapse of time or both would be) in default thereunder, except where such default would not have a Material Adverse Effect. As of the date of this Agreement, the Company has not received notice to the effect that any party to a Scheduled Contract intends to terminate or not renew the same at its next renewal date. Complete and correct copies of each Scheduled Contract have been previously delivered to Buyer.

               4.10  Real Estate.
                     -----------

                  (a) The Company and its Subsidiaries are the owners of fee title to all of the real property listed on Schedule 4.10(a) and all
                                                    ----------------
        buildings, structures and other improvements located thereon other than any real property included in the Excluded Assets and Liabilities (the "Owned Real Property").
        --------------------

                  (b) The Company and its Subsidiaries are the lessees of certain real property (together with the Owned Real Property, the "Properties") pursuant to the leases listed on Schedule 4.10(b) (the
        -----------                                    ----------------
        "Leases").  The Company and its Subsidiaries have a valid, enforceable
         ------
        and binding leasehold interest in the real property subject to each of the Leases. The Sellers have heretofore delivered to, or have caused the Company to deliver to, the Buyer true, correct and complete copies of the Leases (including any modifications, amendments and supplements). Except as set forth in Schedule 4.10(b) with respect to the Leases,
                               ----------------
        there exists no default or circumstance which with notice or lapse of time or both would constitute a default by the Company or any of its Subsidiaries or, to the Knowledge of Sellers, any default or threatened default by any third party thereunder. The Properties (together with the properties of McClinch, Inc. ("MI") and Grey Fox Equipment, Inc.
                                       --
        ("Grey Fox")) constitute all interests in real property currently
          --------
        used or currently held for use in connection with the Business of the Company and its Subsidiaries and which are necessary for the continued operation of the Business as currently conducted. All of the Properties, buildings, fixtures and improvements thereon owned or leased by the Company and its Subsidiaries are in condition and repair (subject to the normal wear and tear) sufficient to operate the Business, with sufficient access to roads and utilities to operate the Business as presently conducted. With respect to the Owned Real Property, the Company has all material certificates of occupancy. Except for the option to purchase the Egg Harbor Township property, neither the Company nor any Subsidiary owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

                  (c) Except as set forth on Schedule 4.10(c), none of the Owned Real Properties are subject to a Lien, other than Permitted Liens and other than any other Lien that does not materially interfere with the value or operation of the Owned Real Property as presently operated. No condemnation or eminent domain proceeding is pending or, to the Knowledge of Sellers, threatened which would preclude or impair in any material respect the use of any Owned Real Property or the Thorpe Property or, to the Knowledge of the Sellers, any property subject to the Leases, for the uses for which it is currently being used.

               4.11  Employee Benefit Plans.
                     ----------------------

                  (a) Schedule 4.11(a) lists all Benefit Plans of the Company
                      ----------------
        and its Subsidiaries. With respect to each such Benefit Plan, the Sellers heretofore have delivered, or have caused the Company heretofore to have made available to the Buyer true, correct and complete copies of
        (i) all plan texts and agreements and related trust agreements or annuity contracts, (ii) all summary plan descriptions and material employee communications, (iii) the most recent annual report

        (including all schedules thereto); or (iv) if the plan is intended to qualify under Code section 401(a) or 403(a), the most recent determination letter received from the IRS;

                  (b) Each Benefit Plan conforms in all material respects to, and its administration is in compliance in all material respects with, all Applicable Laws and regulations. Each Benefit Plan intended to be qualified under Code section 401(a) has been determined to be so qualified by the IRS and each trust established in connection with any Benefit Plan that is intended to be exempt from federal income taxation under Code section 501(a) has been determined to be so exempt by the IRS and no event has occurred and no condition or circumstance has existed to adversely affect the qualified status of any Benefit Plan;

                  (c) Except as set forth on Schedule 4.11(c) or as contemplated
                                             ----------------
        by this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee to severance pay, unemployment compensation or any similar payment or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to, any current or former employee;

                  (d) Except as set forth on Schedule 4.11(d), no Benefit Plan
                                             ----------------
        is a "multiple employer plan" or a "multiemployer plan" within the
              ----------------------        ------------------
        meaning of the Code or ERISA and no Benefit Plan is subject to Title IV of ERISA;

                  (e) No "reportable event" as defined in Section 4043 of ERISA
                          ----------------
        has occurred with respect to any Benefit Plan and no accumulated funding deficiency, whether or not waived, exists with respect to any Benefit Plan; and, to the Knowledge of Sellers, there is no risk of termination of any Benefit Plan by the PBGC under Section 4042 of ERISA and no event has occurred which has or is likely to subject the Company or any of its Subsidiaries to liability under Section 4062 of ERISA;

                  (f) Except as set forth on Schedule 4.11(f), each Benefit Plan
                                             ----------------
        can be amended or terminated at any time, without the consent of any other party and without liability other than for benefits accrued as of the date of such amendment or termination;

                  (g) Neither the Company nor any of its Subsidiaries is obligated to provide life insurance or health care benefits of any kind to its retired or former officers, directors or employees pursuant to any Benefit Plan, including any "group health plan" as such term is
                                         -----------------
        defined in Code section 5000(b)(1), or pursuant to any agreement or understanding, except as may be required under Part 6 of Title I of ERISA and at the sole expense of the participant or the participant's beneficiary;

                  (h) Except as disclosed in Schedule 4.11(h), none of the
                                             ----------------
        assets of any Benefit Plan is stock of the Company or any of its Affiliates, or property leased to or jointly owned by the Company or any of its Affiliates;

                  (i) All contributions or other payments required to have been made by the Company and its Subsidiaries to or under any Benefit Plan by Applicable Law or by the terms of such Benefit Plan have been timely and properly made; and

                  (j) There are no pending or, to the Knowledge of the Sellers, threatened actions, claims or proceedings against or relating to any Benefit Plan other than routine claims by persons entitled to benefits thereunder.

               4.12  Insurance.  Schedule 4.12 sets forth a list of all material
                     ---------   -------------
     policies or binders of fire, liability, product liability, worker's compensation, casualty, vehicular and other insurance held by or on behalf of the Company or any of its Subsidiaries. Each such policy and binder is valid and binding in accordance with its terms, is in full force and effect, and neither the Company nor any of its Subsidiaries is in default with respect to any provision contained in any such policy or binder nor has the Company or any of its Subsidiaries failed to give any notice or present any claim under any such policy or binder in due and timely fashion except to the extent such default or failure would not have a Material Adverse Effect.

               4.13  Tangible Properties.  Each of the Company and its
                     -------------------
     Subsidiaries has good and marketable title to, or leases with respect to, all of its owned or leased tangible personal property which is necessary for the conduct of its business in the ordinary course consistent with past practices and is reflected in the Balance Sheet, except as indicated in the notes thereto, and no such personal property is subject to any Lien (except for Liens reflected in the Balance Sheet and Permitted Liens). Such tangible personal property has been maintained by the Company or its Subsidiary, as the case may be, in a manner consistent with past practices.

               4.14  Related Party Transactions.  Except as set forth on
                     --------------------------
     Schedule 4.14, neither the Sellers nor any of their respective Affiliates
     -------------
     (other than MI and Grey Fox) has borrowed any moneys from the Company or any of its Subsidiaries which has not been repaid or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries. Except as set forth in Schedule 4.14, none of the Sellers
                                           -------------
     is, or owns any direct or indirect interest of any kind in (other than any interest of less than 5% in any Person subject to the reporting requirements of the Securities Exchange Act of 1934, as amended), or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is, (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries, or (B) a party to any Contract with the Company or any of its Subsidiaries.

               4.15  Banks.  Schedule 4.15 contains a complete and correct list
                     -----   -------------
     of the names and locations of all banks in which the Company or any of its Subsidiaries has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.15, no Person holds a power of attorney to act on
                  -------------
     behalf of the Company or any of its Subsidiaries.

               4.16  Permits.  The Company and its Subsidiaries have all
                     -------
     material approvals, authorizations, certificates, consents, licenses, exemptions, orders and permits or other similar authorizations of all Governmental Entities (the "Permits") necessary for the operation of the
                                 -------
     Business in the manner currently operated, and each such Permit is valid and in full force and effect in all material respects and there are no proceedings pending or, to the Knowledge of the Sellers, threatened to revoke or cancel the same; provided, that nothing in this Section 4.16
                                --------
     shall be or be deemed to be a representation or warranty concerning Environmental Laws or Permits with respect to environmental matters.

               4.17  Compliance with Applicable Laws.  Except as set forth on
                     -------------------------------
     Schedule 4.17, the Company and each of its Subsidiaries have complied and
     -------------
     are in compliance with Applicable Law with respect to the Company and each of its Subsidiaries and the conduct of their business and the use of their properties, except in the case where failure to comply or be in compliance would not have a Material Adverse Effect; provided, that nothing in this
                                               --------
     Section 4.17 shall be or be deemed to be a representation or warranty concerning Environmental Laws or Permits with respect to environmental matters.

               4.18  Employment Agreements.  Except as set forth on Schedule
                     ---------------------                          --------
     4.18, there are no employment, consulting, severance pay, continuation pay,
     ----
     termination pay or indemnification agreements or other similar agreements (collectively, the "Employment Agreements") between the Company or any of
                         ---------------------
     its Subsidiaries and any current or former shareholder, officer, director or employee or any consultant or agent of the Company or any of its Subsidiaries that are currently in effect. True and complete copies of the Employment Agreements have been delivered to Buyer.

               4.19  Labor and Employment Matters.
                     ----------------------------
                  (a) Except as set forth on Schedule 4.19(a), no collective
                                             ----------------
        bargaining agreement existed or exists that is binding on the Company or any of its

        Subsidiaries, and to the Knowledge of Sellers, no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative. Schedule 4.19(a), to the Knowledge of Sellers,
                         ----------------
        describes any organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Company or any of its Subsidiaries; and

                  (b) Except as set forth on Schedule 4.19(b), (i) there is no
                                             ----------------
        labor strike, dispute, slow down or stoppage pending or, to the Knowledge of Sellers, threatened, against or directly affecting the Company or any of its Subsidiaries, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and to the Knowledge of the Sellers, no claims therefor exist, and (iii) neither the Company nor any of its Subsidiaries has received any notice of any labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries are in material compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company and its Subsidiaries within the six (6) months prior to the Closing Date.

               4.20  Intangible Property.  Other than generally available, "off-
                     -------------------                                    ---
     the-shelf" items containing intellectual property, Schedule 4.20 contains a
     ---------                                          -------------
     complete and correct list of each patent, trademark, trade name, service mark and copyright owned or used by Company and its Subsidiaries as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 4.20, each of the foregoing is
                                     -------------
     owned by the Company or its Subsidiaries free and clear of all Liens and, to the Knowledge of the Sellers, is not the subject of any ownership challenge. Neither the Company nor any Subsidiary has received any written notice that any of the foregoing is invalid or conflicts with the asserted rights of others.

               4.21  Environmental Compliance.  Except as set forth on Schedule
                     ------------------------                          --------
     4.21 hereto:
     ----

                  (a) the operations and facilities (as defined by CERCLA) of the Company and each of its Subsidiaries have been for the past three years, and are in, material compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws;

                  (b) the Company and each of its Subsidiaries have obtained and currently maintains all material Permits required under all applicable Environmental Laws necessary to operate its business;

                  (c) neither the Company nor its Subsidiaries is the subject of any outstanding proceeding, written claim, written order or Contract with any Governmental Entity or Person with respect to (i) Environmental Law, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material and, to the knowledge of the Sellers, no such proceedings, claims, orders or contracts are threatened;

                  (d) neither the Company nor any of its Subsidiaries has received any written communication or, to the Knowledge of the Sellers, any other communication, alleging either or both that the Company or any of its Subsidiaries, or any of their respective Properties or facilities may be in violation of (i) any Environmental Law or (ii) any Permit issued pursuant to any Environmental Law, or that the Company or any of its Subsidiaries may have any liability under any Environmental Law;

                  (e) to the Knowledge of the Sellers, there are no investigations by any Governmental Entity under or pursuant to Environmental Laws of the business, operations, Properties or former properties of the Company or any of its Subsidiaries pending or threatened;

                  (f) there is not now located at any of the Properties of the Company or any of its Subsidiaries any underground storage tanks for which the Company or the Subsidiaries has responsibility ("UST") nor, to
                                                                   ---
        the Knowledge of the Sellers, any asbestos-containing material in a condition necessitating abatement, nor equipment containing polychlorinated biphenyls necessitating immediate removal or remediation;

                  (g) the Sellers have provided to the Buyer all environmentally related Phase I and Phase II reports or other material environmental reports that have been performed and provided to the Company or any of its Subsidiaries with respect to the Properties or former properties, assets or current operations of the Company or any of its Subsidiaries and that are in the Company's or any of its Subsidiaries' possession, custody or control; and

                  (h) as of the Closing Date, to the Knowledge of Sellers, there are no conditions requiring Remedial Action on the Properties resulting from Releases of Hazardous Materials prior to the Closing, other than conditions disclosed to the Phase I or Phase II Consultants. To the knowledge of Sellers, there are no conditions on the formerly owned, operated or leased properties of the Company or any Subsidiary requiring Remedial Action for which the Company may be responsible, other than conditions described in the environmental reports provided by the Sellers to the Buyer and listed on Schedule 4.21(h).

               4.22  Finders and Investment Bankers.  Except for Brown Brothers
                     ------------------------------
     Harriman & Co. ("Brown Brothers"), no broker, finder, agent or similar
                      --------------
     intermediary has acted on behalf of the Company in connection with this Agreement, and that, except for the fees and expenses of Brown Brothers, there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or any action taken by the Company or any Subsidiary of the Company.

               4.23  Certain Actions.  None of the Company, any of its
                     ---------------
     Subsidiaries nor any Person acting at the direction or on behalf of the Company or any of its Subsidiaries has serviced, maintained, modified, altered or refurbished any product sold, rented or distributed prior to the Closing Date by the Company, any of its Subsidiaries or any of their respective predecessors in a wanton, malicious, wilfully improper or criminally negligent manner.

               4.24  No Other Representations and Warranties.  Except for the
                     ---------------------------------------
     representations and warranties contained in Articles 3 and 4, the Sellers make no other express or implied representations or warranties concerning the Shares, the Company, any Subsidiary or asset of the Company or any Seller or any of the transactions contemplated hereby.

          5.  Representations and Warranties of the Buyer. The Buyer represents
              -------------------------------------------
  and warrants to the Sellers as follows:

               5.1  Corporate Organization.  The Buyer is a corporation duly
                    ----------------------
     organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted.

               5.2  Authority to Execute and Perform Agreement.  The Buyer has
                    ------------------------------------------
     the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by Buyer in connection with the consummation of the transactions contemplated by this Agreement (collectively the "Buyer Documents"), and to consummate the
                                  ---------------
     transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer and, assuming due execution and delivery hereof by the other parties hereto, this Agreement will be valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms except: (a) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein; (b) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally; and (c) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery by the Buyer of this Agreement and the other Buyer Documents, the consummation of the transactions contemplated hereby and thereby and the performance by the Buyer of this Agreement and the other Buyer Documents in accordance with their respective terms and conditions will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Buyer; (ii) require the Buyer to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Entity or any other Person other than any filings required under the HSR Act and applicable securities laws except for the consent of the lenders under the Buyer's credit agreement, which the Buyer has obtained; (iii) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which the Buyer is a party or by or to which the Buyer or any of its properties is or may be bound or subject; or (iv) violate Applicable Law or Order of any Governmental Entity applicable to the Buyer.

               5.3  Purchase for Investment.  The Buyer is purchasing the Shares
                    -----------------------
     for its own account for investment and not for resale or distribution. The Buyer acknowledges that the sale of the Shares has not been registered under the Securities Act, or any applicable state securities laws and that such Shares may only be sold or otherwise disposed of under an effective registration statement under the Securities Act or under an exemption therefrom. Except with respect to the Buyer's credit agreement, the Buyer has no contract, undertaking, agreement or arrangement with any Person or entity to sell, hypothecate, pledge, donate, or otherwise transfer (with or without consideration) to any such Person any of the Shares, and the Buyer has no present plans or intention to enter into any such contract, undertaking, agreement, or arrangement.

               5.4  [Intentionally omitted].

               5.5  Sources of Information.  The Buyer acknowledges that it has
                    ----------------------
     conducted its own investigation of the business and affairs of the Company and its Subsidiaries. The Buyer has been afforded the opportunity: (i) to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company and its Subsidiaries concerning the Company and its Subsidiaries; and (ii) to obtain such additional information that the Company and its Subsidiaries possess or can acquire without unreasonable effort or expense that is reasonably necessary to verify the accuracy and completeness of the information previously furnished to it by the Company and its Subsidiaries; provided that no
                                                          --------
     investigation by the Buyer shall affect the representations and warranties of the Sellers.

               5.6  Finders and Investment Bankers.  No broker, finder, agent or
                    ------------------------------
     similar intermediary has acted on behalf of the Buyer in connection with this Agreement, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer or any action taken by the Buyer.

               5.7  Litigation.  There are no legal proceedings pending or, to
                    ----------
     the Knowledge of the Buyer, threatened that are reasonably likely to prohibit or restrain the ability of the Buyer to enter into this Agreement or any other Buyer Document or consummate the transactions contemplated hereby or thereby.

          6.  Covenants and Agreements.
              ------------------------

               6.1  Conduct of Business of the Company.  Except as contemplated
                    ----------------------------------
     by this Agreement, during the period commencing on the date hereof and ending at the Closing Date, the Sellers shall cause the Company and its Subsidiaries to conduct their respective operations in accordance with their ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing Date, neither the Company nor any of its Subsidiaries will, without the prior written consent of the Buyer (which may not be unreasonably withheld or delayed):

                  (a) amend or propose to amend its Articles of Incorporation or By-Laws or merge or consolidate with or into any other Person;

                  (b) authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or agreements) any capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class of the Company or such Subsidiary, as the case may be (except for the issuance of securities of Subsidiaries issued to the Company or another Subsidiary);

                  (c) split, combine or reclassify any shares of Common Stock;

                  (d) enter into any agreements, commitments or contracts that are material to the Company and the Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice, or otherwise make any material change in (i) any existing agreement, commitment or arrangement that is material to the Company and its Subsidiaries, taken as a whole or (ii) the conduct of the Business;

                  (e) except for the exercise of the option regarding the property at Egg Harbor Township, purchase or otherwise acquire assets from any Person other than in the ordinary course of business;

                  (f) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any Owned Real Property or any of its assets, or amend, terminate or renew any of the Leases;

                  (g) amend or modify in any material respect or terminate any Contract entered into by the Company after the date hereof which, if in existence on the date hereof, would be required to be set forth in
        Schedule 4.9 as a Scheduled Contract (each, a "Subsequent Material
        ------------                                   -------------------
        Contract");
        --------

                  (h) enter into or commit or propose to enter into any Subsequent Material Contract, except as necessary to permit the Company or its Subsidiaries or the Sellers to carry out any of their respective covenants and other obligations under this Agreement or any other Seller Document;

                  (i) except in the ordinary course of business, waive, cancel or take any other action materially impairing any of its rights;

                  (j) make or commit to make any capital expenditure, or group of related capital expenditures other than (A) the purchases of Equipment and vehicles having an aggregate purchase price of no more than $7,000,000; provided that the funds used to purchase such Equipment
                         --------
        or vehicles is obtained from the Company's or its Subsidiaries' working capital, existing revolving credit agreement or other indebtedness that may be prepaid without penalty, or (B) other capital expenditures or group of related capital expenditures of no more than $2,000,000 in the aggregate;

                  (k) create, incur, assume or guarantee any indebtedness for borrowed money (except (i) in the ordinary course of business or (ii) to make the purchases and other capital expenditures permitted under
        Section 6.1(j));

                  (l) (i) increase the rate or terms of compensation payable or to become payable to its directors, officers or employees except with respect to employees other than officers in the ordinary course of business consistent with past custom and practice, (ii) announce an intention to or pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any Benefit Plan or Employment Agreement set forth in the Schedules hereto, (iii) announce an intention to or commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any Benefit Plan, (iv) enter into any employment agreement with or for the benefit of any Person, or (v) increase the rate of compensation under or otherwise change the terms of any Employment Agreement set forth in
        Schedule 4.18;
        -------------

                  (m) except as set forth on Schedule 6.1(m), make any change in
                                             ---------------
        its accounting or tax reporting methods or in the manner of keeping its books and records or any change in its current practices with respect to inventory, sales, receivables, payables or accrued expenses;

                  (n) declare or pay any dividend or make any distribution in respect of Common Stock or, directly or indirectly, redeem, purchase or otherwise acquire any of its Common Stock or make any other payments of any kind to the holders of any of its Common Stock in respect thereof, or enter into any commitment agreement to do any of the foregoing; provided, however, that the Subsidiaries may declare and pay dividends
        --------  -------
        to the Company of another Subsidiary
        and the Company may distribute the Excluded Assets and Liabilities pursuant to Section 6.11;

                  (o) enter into or commit or propose to enter into any agreements, commitments or contracts with an Affiliate of the Company or any Seller other than MI and Grey Fox; or

                  (p) agree, commit or arrange to do any of the foregoing.

               6.2  Access to Information; Confidentiality.
                    --------------------------------------

                  (a) Between the date of this Agreement and the Closing Date, the Sellers shall cause the Company and its Subsidiaries to afford the Buyer and its authorized representatives (including its accountants, financial advisors and legal counsel) reasonable access during normal business hours to all of the properties, personnel, Contracts, books and records of the Company and its Subsidiaries and shall promptly deliver or make available to the Buyer information concerning the business, properties, assets and personnel of the Company and its Subsidiaries as the Buyer may from time to time reasonably request;

                  (b) The Buyer shall hold, and shall cause its authorized representatives (including its accountants, financial advisors and legal counsel) to hold, all material subject to the Confidentiality Agreement dated February 12, 1998, between MI and the Buyer (the "Confidentiality
                                                                ---------------
        Agreement") in confidence in accordance with the terms of the
        ---------
        Confidentiality Agreement and, in the event of the termination of this Agreement for any reason, the Buyer promptly shall return or destroy all such material in accordance with the terms of the Confidentiality Agreement;

                  (c) After the Closing, the Sellers and their respective Affiliates will and will cause their respective representatives to treat any data and information related to the Company and/or its Subsidiaries and the Business confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; provided, however, that
                                                        --------  -------
        the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by a party other than Sellers or any of their respective Affiliates or any of their respective representatives, so long as such other party is not in breach of a confidentiality obligation to the Buyer and (ii) information that may be required to be disclosed by Applicable Law.

                  (d) In the event that either a Seller or the Buyer, as the case may be, is required, by subpoena or other legal process, in any action or proceeding to disclose any such confidential information or material referred to in this Section, such party will give the other party prompt notice of such request so that such other party may seek an appropriate protective order or other confidential treatment of such information and will cooperate with such other party in obtaining such treatment; and

                  (e) Each of the parties acknowledges and agrees that in the event of any breach of Section 6.2, money damages would not be an adequate remedy to the Buyer, on the one hand, or the Sellers, on the other, for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by the Buyer, on the one hand, or the Sellers, on the other, therefrom. Accordingly, if there should be a breach or threatened breach by any Person of any provision of Section 6.2, the Buyer, on the one hand, or the Sellers, on the other, shall be entitled, without showing or providing actual damage sustained by the Buyer, on the one hand, or the Sellers on the other, to an injunction restraining such Person from any breach. Nothing in this Section 6.2(d) shall limit or otherwise affect the remedies that the Buyer, the Company or the Sellers may otherwise have under Applicable Law.

               6.3  Disclosure Supplements.  Prior to the Closing, the Sellers
                    ----------------------
     may supplement or amend the schedules referred to in this Agreement with respect to (i) any matter not existing on the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in a schedule or (ii) any matter arising after the date hereof which is necessary to correct any information in a schedule or in any representation and warranty of the Sellers which has been rendered inaccurate thereby; provided that any such supplement or amendment shall
                         --------
     not waive, limit or otherwise affect the condition to Closing set forth in
     Section 9.1, which shall be based on the representations and warranties, covenants and agreements made as of the date of this Agreement, but only the representations, warranties, covenants and agreements made by the Sellers as amended or supplemented pursuant to this Section 6.3 shall be the basis for any indemnification pursuant to Article 7, 8 or 12.

               6.4  Expenses.  Except as otherwise expressly set forth in this
                    --------
     Agreement, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the contemplated transactions, including all fees and expenses of agents, representatives, counsel and accountants, provided, however, that the Buyer is agreeing to
                              --------  -------
     pay the first $400,000 of the fee owed to Brown Brothers by the Sellers pursuant to the MI Agreement and the Sellers shall pay all amounts of such fee to Brown Brothers in excess of $400,000.

               6.5  Further Assurances.  Each of the parties shall execute such
                    ------------------
     certificates, bills of sale, agreements and other documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the contemplated transactions. Each such party shall use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Articles 9 and
     10. Between the date of this Agreement and the Closing Date, each of the parties hereto shall promptly notify the other parties in writing (a) if such party becomes aware of any fact or condition that causes or would be reasonably likely to cause or constitute a Material Adverse Effect or a breach of any of the representations and warranties of such party set forth herein and (b) of the occurrence of any breach of any covenant in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions to Closing set forth herein impossible or unlikely.

               6.6  Cooperation Regarding Landlords.  The Sellers agree that
                    -------------------------------
     they will cause the officers of the Company to reasonably cooperate with the Buyer in obtaining consents and estoppel certificates from the landlords under the Leases; provided, that the foregoing shall not require
                                 --------
     the Sellers or the Company to pay any amounts to any Person to obtain such consents or estoppels; and; provided further, that the Buyer acknowledges
                                 -------- -------
     that the receipt of such consents or estoppel certificates is not a condition precedent to the consummation of the transactions contemplated hereby.

               6.7  Transfer Taxes.  All sales, use, stamp, documentary, filing,
                    --------------
     recording, transfer or similar fees or Taxes and governmental charges as levied by any taxing authority or other Governmental Entity as a result of the transfer of the Shares pursuant to this Agreement (other than those arising out of the Election (as defined in Section 7.1(a)(i) below)) shall be borne 50% by the Buyer and 50% by the Sellers.

               6.8  Compliance with Antitrust Laws.  Each of the parties hereto
                    ------------------------------
     shall file an appropriate Notification and Report Form concerning the transactions contemplated herein as promptly as practicable following the date hereof. Each of the Buyer and each Seller shall cooperate (including by way of furnishing to the other such documents and information as may reasonably be required) in making filings under the HSR Act and shall use its commercially reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its commercially reasonable best efforts (including, without limitation, the Buyer agrees that it will dispose of or hold separate any part of its or the Company's assets or business; provided,
                                                                   --------
     that in no event shall the Buyer be required to (or be required to agree
     to) dispose of or hold separate assets of the Combined Business which generate in the aggregate more than $5 million per year of revenues; and provided, further, that in no event shall the Buyer be required to (or be required to agree to) dispose of any one of the following locations; the Company's (and its Affiliates') location in Fairfield, Connecticut, the Buyer's (or its subsidiary's) location in Burlington, New Jersey and the Buyer's (or its subsidiary's) location in Baltimore, Maryland) in order to consummate or make effective as promptly as practicable the transactions contemplated by this Agreement to resolve such objections, if any, as the Antitrust Division of the Department of Justice or the Federal Trade Commission or state antitrust enforcement or other Governmental Entity (collectively, the "Regulatory Agencies") may assert under the federal or state antitrust
          -------------------
     laws with respect to the transactions contemplated hereby. In the event an action is instituted by any Person challenging the transactions contemplated hereby as violative of the antitrust laws, each of the Buyer and each Seller shall cooperate with the other parties hereto and use its commercially reasonable best efforts to resist or resolve such action. "Combined Business" means the existing business of the Buyer or any of its current subsidiaries and the business of the Company, MES, Grey Fox or any of their respective Subsidiaries.

               6.9  SOC Rebates.  From and after the Closing Date, the Buyer
                    -----------
     shall use its best efforts to collect all supplier-of-choice rebates owed to the Company or any Subsidiary of the Company relating to equipment expenditures made prior to the Closing and pass-through rebates for equipment purchased by Hertz Equipment Rental Corp. during the period from and including August, 1, 1997 through and including July 31, 1998 (the "SOC
                                                                             ---
     Rebates").  All monies collected on account of the SOC Rebates shall be
     -------
     held by the Buyer for the Sellers' account. The Buyer shall pay or cause to be paid to the Sellers' Representative, on behalf of the Sellers, on the first Business Day of each month all monies so received during the prior month.

               6.10  Non-Compete.  For a period commencing on the Closing Date
                     -----------
     and terminating three (3) years thereafter in the case of Ernest Pierson and Robert Russo and five (5) years thereafter in the case of each of the other Sellers (the "Restricted Period"), the Sellers (i) shall not (except,
                         -----------------
     (x) in the case of Terrance

     McClinch, in his capacity as a consultant to MI or another subsidiary of the Buyer in accordance with his consulting agreement with MI to be entered into as of the Closing Date and (y) in the case of Ernest Pierson and Robert Russo, in their capacity as employees of MI or another Subsidiary of the Buyer), and shall cause their respective Affiliates not to, in each case, without the express prior written consent of Buyer (which consent may be withheld by Buyer in its sole and absolute discretion) for his, her, or its or their, as the case may be, own account or jointly with any other Person, directly or indirectly, own, manage, operate, join, control, finance, invest in, bid for, advise (or advise others with respect to) or otherwise participate in, or be connected with, or become or act as a partner, manager, member, director, officer, employee, consultant, representative, agent or landlord of (other than pursuant to the lease of 185 Thorpe Street contemplated by the MI Agreement), any business, individual, partnership, firm, corporation (other than Buyer), limited liability company, association or other entity which is in competition with, or is otherwise engaged anywhere in the United States of America and the Provinces of Ontario and Quebec, Canada, in the Restricted Business
                      ------------------
     (as hereafter defined); provided, however, that a Seller may own,
                             --------  -------
     directly or indirectly, solely as an investment, (x) the URI Warrants and Buyer Common Stock issued upon the exercise thereof (and any stock dividends or other securities issued to holders thereof) and (y) securities of any business traded on any national securities exchange or NASDAQ, provided such Seller is not a controlling person of, or a member of a group which controls or seeks to control, such business and further provided that such Seller and its Affiliates do not, in the aggregate, directly or indirectly, own 2% or more of any class of securities of such business ; and (ii) shall not, and shall cause their respective Affiliates not to, directly or indirectly, for his, her, or its or their own account or jointly with another, or for or on behalf of any Person, as principal, agent or otherwise, (A) solicit or induce or in any manner attempt to solicit or induce any Person employed by the Company or any of its Subsidiaries to leave such position or (B) interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Company or any of its Subsidiaries and any of the customers, clients or suppliers of the Company or any of such Subsidiaries; provided that notwithstanding the foregoing the Sellers
                        --------
     and their Affiliates may take any action whatsoever (including without limitation legal action) against (x) any customer in connection with any Reimbursable Trade Account Receivable with respect to which the Sellers have an obligation to indemnify under Section 12.1(b) or (y) any supplier, manufacturer or any other Person relating to, resulting from or in connection with any claims for indemnification by the Buyer or a Buyer Indemnitee against the Sellers under Article 7, 8 or 12 of this Agreement.

             In addition, the Sellers shall not, and shall cause their respective Affiliates not to, to any Person denigrate or derogate the Buyer or any of its subsidiaries (including the Company), or any product or service or procedure of any such company whether or not such denigrating or derogatory statements shall be true or are based on acts or omissions which occurred or are learned by a Seller prior to the date hereof or otherwise. A statement shall be deemed denigrating or derogatory to any Person only if it
   (i) materially adversely affects the esteem in which such Person is held by investors, lenders or licensing, rating, or regulatory entities and (ii) is not privileged in law.

             The Sellers acknowledge that irreparable harm would be suffered by the parties relying on the Sellers' covenants and undertakings set forth herein in the event that any of the provisions of this Section were not performed fully by the Sellers in accordance with the terms specified herein, and that monetary damages are an inadequate remedy for breach of this Section because of the difficulty of ascertaining and quantifying the amount of damages that will be suffered by the parties relying hereon in the event that the undertakings and provisions contained in this Section were breached or violated. Accordingly, each Seller agrees that Buyer shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches or threatened breaches of the covenants, undertakings and provisions herein and to enforce specifically the provisions hereof in any court of the United States or any state having jurisdiction over the matter, it being understood that any such remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity. The Sellers further acknowledge and agree that the covenants contained in this Section shall not be deemed exclusive of any common law or other rights of Buyer in connection with the matters covered hereby.

             The provisions of this Section are severable, and the invalidity of any provision shall not affect the validity of any other provision. It is the intention of the parties that this Section be enforced to the fullest extent permitted and, therefore, in the event that any provision of this Section or the application thereof is held to be unenforceable in any jurisdiction because of the duration or scope thereof, the parties hereto agree that the court or panel of arbitrators making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that this Section in its reduced form shall be valid and enforceable to the full extent permitted by law, but no such reduction shall affect the enforceability of the express terms hereof in any other jurisdiction.

               6.11  Excluded Assets and Liabilities.  Prior to the Closing
                     -------------------------------
     Date, the Company shall transfer all right, title and interest to, and all responsibility in respect of, the Excluded Assets and Liabilities to the Sellers or their respective designees. The Sellers hereby agree to indemnify the Buyer Indemnitees from and against all Losses and Liabilities attributable to the Excluded Assets and Liabilities.

               6.12  Insurance Tail.  The Buyer shall purchase and cause to be
                     --------------
     maintained in effect at Closing and for a period of two years after the Closing Date, for the benefit of the Company and its Subsidiaries, liability insurance policies having at least the same coverage as, deductible amounts no greater than, and which contain terms and conditions that are not less advantageous to the Company and its Subsidiaries than, the liability insurance policies maintained by the Company and its Subsidiaries as of the Closing Date; provided that the Buyer's obligation
                                          --------
     under this Section with
     respect to an employee practice liability insurance policy is only to the extent that the maximum premium therefore does not exceed $20,000 per annum.

               6.13  Payment of Indebtedness.  At Closing, the Buyer may, at its
                     -----------------------
     option, repay any other indebtedness of the Company or any of its Subsidiaries. If the Buyer notifies the Sellers at least 10 Business Days prior to the Closing Date that it will repay any such indebtedness at Closing, the Sellers shall arrange to have the lenders with respect to such indebtedness deliver pay-off letters and UCC-3 Termination Statements at the closing with respect to such indebtedness. If the Buyer elects to repay any indebtedness of the Company or its Subsidiaries at Closing, neither the Sellers nor the Company or any of its Subsidiaries shall have any liability or obligation with respect thereto (it being understood that any prepayment penalties resulting therefrom in excess of $18,750 shall be included as a liability of the Company in the Preliminary Closing Balance Sheet, the Audited Closing Balance Sheet and the Closing Adjusted Net Worth Schedule pursuant to Section 1.2). The Buyer agrees to pay the first $18,750 of any such prepayment penalties.

               6.14  Rental Ready Adjustment.  Sellers will deliver a Rental
                     -----------------------
     Asset Listing to the Buyer at Closing ("Rental Asset Listing") which shall
                                             --------------------
     set forth as of the Closing Date (i) the asset description, make, model and original cost, accumulated depreciation and net book value of all rental equipment inventory held for rent to customers of the Company and its Subsidiaries (the "Equipment") as of the Closing Date. The Sellers shall,
                        ---------
     subject to Sections 12.1(c) (other than Section 12.1(c)(i)), 12.4 and 14.2, indemnify the Buyer for (x) each item of Equipment listed on the Rental Asset Listing which is not Rental Ready and (y) each item of Equipment which is listed on the Rental Asset Listing and which is missing, in the amount calculated as described below (the "Rental Ready Adjustment").
                                                -----------------------
     Within 15 days following the Closing Date, the Buyer shall complete a physical inventory of each item of Equipment on the Rental Asset Listing, including by visiting renters' locations as necessary to inspect such Equipment, and the indemnification provided in this Section 6.14 shall be based on the

     Rental Ready Adjustment resulting from the findings of such physical inventory (the "Post Closing Rental Ready Adjustment").  The
                              ------------------------------------
     Sellers' Representative or its designee shall have the right to observe and consult with the Buyer during the physical inventory. The amount of any indemnification payment required under this Section shall equal (I) the lesser of (x) the repair cost and (y) the replacement cost for each item of Equipment that is not Rental Ready and (II) the fair market value (as determined by the Buyer and the Sellers' Representative) for each item of Equipment that is missing; provided, that the Buyer shall be entitled to
                                --------
     indemnification pursuant to this Section 6.14 only when and if the aggregate fair market value (determined as aforesaid) of all such missing Equipment plus the repair/replacement costs of all such non Rental Ready Equipment, exceeds $100,000, and then only to the extent of such excess, and any indemnification obligation shall be subject to Sections 12.1(c) (other than Section 12.1(c)(i)), 12.4 and 14.2. The amount of any such indemnification shall be paid to the Buyer out of the Escrow Amount, and the Buyer and the Sellers' Representative shall give instructions to the Escrow Agent to pay, an amount equal to such adjustment within five Business Days of completion of the determination of the Rental Ready Adjustment; provided that if such Post Closing Rental Ready Adjustment
                 --------
     exceeds the Escrow Amount, the Sellers shall pay to the Buyer on such date the excess of the Post Closing Rental Ready Adjustment over the Escrow Amount. For purposes of this Agreement, an item of Equipment is "Rental Ready" if (i) no maintenance or repairs (other than routine maintenance) costing more than the greater of (x) $750 per item and (y) 3.5% of the original cost of such item of Equipment, are required with respect to such item to bring such item into condition for rental. The repair cost with respect to any item of Equipment shall be determined based upon the cost of a similar repair most recently performed by the Company or any Subsidiary of the Company to the same or similar item of Equipment. The parties agree that the items of Equipment listed in Schedule 6.14(b) shall not give rise
                                           ----------------
     to a Rental Ready Adjustment. Any disputes as to the physical count, fair market value or whether any item of Equipment is Rental Ready will, if possible, be resolved while the physical inventory of such Equipment is being taken. Any disputes not so resolved within 15 days shall be resolved by an independent third party mutually acceptable to Buyer and the Sellers' Representative or, if Buyer and the Sellers' Representative cannot agree on the designation of such independent third party within five Business Days, by the CPA Firm, whose determination shall be final, binding and conclusive on the parties hereto. Unless otherwise agreed to by the Buyer and the Sellers' Representative in writing, operating leases entered into by the Company or any of its Subsidiaries shall not cause an adjustment to the Purchase Price pursuant to an Rental Ready Adjustment.

               6.15  No Solicitation.  The Sellers will not, and will not cause
                     ---------------
     or permit the Company or any of its directors, officers, employees, representatives or agents (collectively, "Agents") to, directly or
                                               ------
     indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, any transaction involving a merger, consolidation, business combination, purchase or disposition of any capital stock or other equity interest in, or any material amount of the assets of, the Company, other than the transactions contemplated by this Agreement (an "Acquisition
                                                                     -----------
     Transaction"), (ii) facilitate, encourage, solicit, participate in or
     -----------
     initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Sellers will inform the Buyer in writing immediately following the receipt any Seller, the Company or any Agent of any proposal or inquiry in respect of any Acquisition Transaction.

               6.16  Publicity.  None of the Buyer, the Sellers, the Company or
                     ---------
     the Agents shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed; provided, however, that the Buyer may make such disclosure as
                 --------  -------
     the Buyer deems is required by Applicable Law or by the applicable rules of any stock exchange on which any securities of the Buyer are listed. The Sellers acknowledge and agree that the Buyer may disclose information concerning this Agreement to the extent required by law in any filing with the Securities and Exchange Commission or in any offering memorandum relating to a financing of the Buyer; provided that the Buyer shall give
                                           --------
     the Sellers' Representative an opportunity to review such disclosure (and an opportunity to comment thereon) to the extent reasonably possible.

          7.  Tax and Related Matters.
              -----------------------

               7.1  Taxes; Section 338(h)(10) Election.
                    ----------------------------------

                  (a) (i) At the election of the Buyer, the Buyer and the Sellers shall file an election under Section 338(h)(10) of the Code and under any comparable provisions of state, local, or foreign law with respect to the purchase of the Shares (the "Election"). No later than
                                                    --------
        60 days after the Closing Date the Buyer shall notify the Sellers whether the Buyer will make the Election. If the Election is made, the Election Tax Cost (as determined hereunder) shall be paid as additional Purchase Price by the Buyer to the Sellers and the Buyer and Sellers shall report, in connection with the determination of Taxes, the transactions contemplated by this Agreement in a manner consistent with the Election, the computation of the Election Tax Cost, the Modified Aggregate Deemed Sales Price (as defined below) and the Deemed Sales Price Allocation (as defined below). The Sellers and the Buyer shall take no action which is inconsistent with the Election or its validity under the Code and the applicable Treasury Regulations.

                  (ii) On the Closing Date, the Sellers shall execute and deliver to Buyer five copies of Internal Revenue Service Form 8023 provided by the Buyer and any similar forms under applicable state, local and foreign law (the "Election Forms").

                  (iii) As soon as practicable after the Closing Date, but in no event later than 60 days after the Closing Date, the Buyer shall deliver to the Sellers a written notice of its intention to file the Election, together with the Buyer's calculation of (A) the Modified Aggregate Deemed Sales Price, (B) the allocation thereof among the assets of the Company in accordance with the principles of Treasury Regulations (S) 1.338(h)(10)-1(f)(1)(ii) (the "Deemed Sales Price Allocation") and (C) the Election Tax Cost. The term "Modified Aggregate Deemed Sales Price" shall mean an amount resulting from the Election, determined pursuant to Treasury Regulation (S) 1.338(h)(10)- 1(f) without regard to items described in Treasury Regulation (S) 1.338(h)(10)-1(f)(4) (provided that the Sellers may take such items into account in filing Tax Returns.) The term "Election Tax Cost" shall mean, with respect to each Seller, (A) the excess, if any, of (x) the net ordinary income and capital gain recognized by such Seller as a consequence of the Election multiplied by a tax rate of 44% for ordinary income and 24% for capital gain, as the case may be, over (y) the net long-term capital gain that would have been recognized by such Seller on the sale of his Shares if the Election had not been made multiplied by 24%, divided by (B) the excess of 100 percent over the applicable percentage described in clause (x).

                  (iv) The Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Election. The Buyer shall provide the Sellers with copies of (A) any necessary corrections, amendments, or supplements to Form 8023, (B) all attachments required to be filed therewith pursuant to applicable Treasury Regulations, and (C) any comparable forms and attachments with respect to any applicable state, foreign, or local elections included as part of the Election. The Sellers shall execute and deliver to the Buyer within five (5) days of receipt by the Sellers such documents or forms as are required properly to complete the Election.

                  (v) The Sellers and the Buyer shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Sellers or the Buyer in order for the Buyer to (A) timely file the Election and any other required statements or schedules (or any amendments or supplements thereto), (B) compute the Modified Aggregate Deemed Sale Price and the Deemed Sale Price Allocation and (C) compute the Election Tax Cost.

                  (b) Payment Mechanism. If the Buyer makes the Election
                      -----------------
        pursuant to Section 7.1(a), the Buyer shall pay to the Sellers the amount of the Election Tax Cost by March 15, 1999. The Buyer's determination of the Election Tax Cost shall be final and binding upon the parties to this Agreement unless within thirty (30) days after receipt by the Sellers of the Buyer's computation of the Election Tax Cost the Sellers shall have delivered to the Buyer a notice (an "ETC
                                                                         ---
        Disagreement Notice") setting forth specific objections to the amount or
        -------------------
        calculations of the Election Tax Cost. If any ETC Disagreement Notice is delivered by the Sellers to the Buyer in a timely manner indicating objections to the amount of the Election Tax Cost, then during a period of ten (10) Business Days following delivery by the Sellers of such ETC Disagreement Notice, the Buyer and the Sellers shall attempt to resolve, in writing, any differences they have with respect to any matter specified in the ETC Disagreement Notice and to agree on the amounts of the calculations made in determining the Election Tax Cost. If at the end of such 10-Business Day period, the Buyer and the Sellers have failed to reach written agreement with respect to any of such matters, then either of the Buyer or the Sellers may submit a demand for resolution as to matters as to which they have failed to reach written agreement to the CPA Firm (in such capacity, the "ETC Accountant"). The
                                                          --------------
        ETC Accountant shall on or prior to the date that is thirty

        (30) days after any information reasonably requested by the ETC Accountant to be provided shall have been received by the ETC Accountant, deliver to the Buyer and the Sellers, a statement stating that the calculations made in determining the Election Tax Cost are correct or setting forth its resolution of any specific items of disagreement and a calculation of any unpaid Election Tax Cost based upon such resolution. The Buyer shall pay any such unpaid Election Tax Cost to the affected Sellers within five (5) Business Days after receipt of the ETC Accountant's statement. All fees and expenses payable to the ETC Accountant incurred in connection with such disagreement shall be borne 50% by the Buyer and 50% by the Sellers and all other expenses incurred in connection therewith shall be borne by the party incurring such expenses.

               7.2  Tax Administration.
                    ------------------

                  (a) (i) The Sellers shall prepare or cause to be prepared and shall timely file or cause to be timely filed all Tax Returns required to be filed by or on behalf of the Company and any of its Subsidiaries any of their respective operations and assets on or before the Closing Date (taking into account applicable extensions of time) and shall cause to be paid any Taxes shown to be due thereon. Such Tax Returns shall be prepared in a manner consistent with prior practice and in accordance with applicable law. The Sellers shall also prepare or cause to be prepared for the Company, in a manner consistent with prior practice and in accordance with applicable law all Tax Returns required to be filed or with respect to the Company which relate to taxable periods (or portions thereof) ending on or prior to the Closing Date ("Pre-Closing
                                                                   -----------
        Date Tax Returns") and shall remit or cause to be remitted to the Buyer
        ----------------
        any and all Taxes due, to the extent such Taxes have not been provided for in the Closing Balance Sheet Tax Reserve, with respect to such Pre-Closing Date Tax Returns. The Sellers shall deliver or cause to be delivered all such Pre-Closing Date Tax Returns to the Buyer not less than 20 Business Days prior to the due date therefor. The Buyer shall review and comment upon such Tax Returns, and upon the Buyer's approval thereof, the Buyer shall cause the Company to file such Pre-Closing Date Tax Returns. Expenses relating to the preparation of the Tax Returns described in the preceding sentences shall be borne 50% by the Buyer and 50% by the Sellers; provided, however, that the amount of expense
                            --------  -------
        incurred by the Buyer in connection with the preparation of such Tax Returns for the Company, MI and Grey Fox shall not exceed, in the aggregate, $10,000. Except as otherwise provided herein, the Buyer shall be responsible for preparing and filing or causing to be prepared and filed all Tax Returns required to be filed by or on behalf of the Company and any of its operations and/or assets after the Closing Date (taking into account applicable extensions of time) and shall, subject to this Section 7.2(a)(i) and Section 7.2(a)(ii) hereof, pay or cause to be paid any Taxes shown to be due thereon.

                  (ii) With respect to any Tax Return required to be filed by the Buyer for a taxable period of the Company or any of its Subsidiaries beginning on or before and ending on or after the Closing Date, the Buyer shall provide the Sellers with a statement setting forth the amount of Tax shown on such Tax Return for which the Sellers are responsible pursuant to Section 7.2(b)(i) hereof or that are allocable to the Sellers pursuant to Section 7.2(b)(iii) hereof (as the case may
        be) (the "Statement") at least thirty (30) Business Days prior to the
                  ---------
        due date for filing of such Tax Return (including extensions). Not later than 5 business days before the due date (including extensions) for payment of Taxes with respect to such a Tax Return the Sellers shall pay to Buyer an equal amount to the Taxes shown on the Statement as being the responsibility of the Sellers pursuant to Section 7.2(b)(i) hereof or allocable to the Sellers pursuant to Section 7.2(b)(iii) hereof (as the case may be). No payment pursuant to this Section 7.2(a)(ii) shall excuse the Sellers from their indemnification obligations pursuant to Section 7.2(b) hereof should the amount of Taxes as ultimately determined (on audit or otherwise), for the periods covered by such Tax Returns and which are the responsibility of Sellers, exceed the amount of the Sellers' payment under this Section 7.2(a)(ii).

                  (iii) The Sellers may not file any amended Tax Returns or refund claims in respect of any taxable period of the Company or any of its Subsidiaries ending on or prior to the Closing Date without the prior written consent of the Buyer which shall not be unreasonably withheld.

                  (iv) The parties shall cooperate fully with and make available to one another in a timely fashion such Tax data and other information as may be reasonably required for the preparation by the Buyer or the Sellers, as applicable, of any Tax Returns required to be prepared and filed hereunder. The Sellers and the Buyer shall make available to the other, as reasonably requested, all information, records or documents in their possession relating to Tax liabilities of the Company or any of its Subsidiaries for all taxable periods of the Company or any of its Subsidiaries, as the case may be, ending on, prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof; provided,
                                                                     --------
        however, that if a proceeding has been instituted for which the
        -------
        information, records or documents is required prior to the expiration of the applicable statute of limitations, such information, records or documents shall be retained until there is a final determination with respect to such proceeding.

                  (b) (i) The Sellers will, jointly and severally, be liable for, and will hold the Buyer and the Company and their respective directors, officers, affiliates, successors and permitted assigns (each a "Buyer Indemnified Person") harmless from and against any and all
           ------------------------
        Losses resulting from, arising out of or based upon (A) any and all Taxes for which the Company or any of its Subsidiaries may be liable for all taxable periods ending on or before the Closing Date (the "Pre-
                                                                       ---
        Closing Period") and to the extent provided in clause (iii) below,
        ---------------
        all taxable periods that include, and end after the Closing Date in each case to the extent that such Taxes exceed, in the aggregate, the Closing Balance Sheet Tax Reserve and (B) any inaccuracy in or breach of any representation or warranty set forth in Section 4.7 of this Agreement; provided, however, that if an audit adjustment for a Pre-Closing Period
        --------  -------
        (x) gives rise to an indemnity obligation under this Section 7.3(b)(i) and (y) is reasonably expected to reduce the taxable income of the Company or any of its Subsidiaries for a taxable year or period beginning after the Closing Date (such estimated reduction in taxable income is referred to herein as a "Post-Closing Tax Benefit"), then
                                           ------------------------
        the amount required to be indemnified by the Sellers pursuant to this
        Section 7.3(b)(i) shall be reduced by the "net present value" of such Post-Closing Tax Benefit. The "net present value" of a Post-Closing Tax Benefit shall be determined by using a discount rate equal to 6%. For purposes of making this determination, the parties shall assume that a Post-Closing Tax Benefit shall be realized by the Company or relevant Subsidiary at the time the relevant Tax Return is required to be filed for the taxable year or period in which such Post-Closing Tax Benefit is reasonably expected to be available and that the Company or relevant Subsidiary is subject to Federal income tax, and any applicable state and local taxes, at the maximum rates provided by law for such taxable year or period.

                  (ii) The Buyer will indemnify and hold harmless the Sellers, any trustee of any Seller in his or her individual capacity as trustee and any beneficiary or trustee of any Seller in his or her capacity and their respective successors from and against any and all Losses resulting from, arising out of or based upon all Taxes for which the Company may be liable for all taxable periods or portions thereof beginning after the Closing Date.

                  (iii) For purposes of the foregoing, if a taxable period begins before and ends after the Closing Date (the "Interim Period"),
                                                            --------------
        Taxes for the portion of such taxable period ending on the Closing Date will be determined by an interim closing the books of the Company or its relevant Subsidiary and determining the amount of relevant Taxes that would have been due had such taxable period ended on the Closing Date, without regard to any events occurring after the Closing Date. Any Taxes for such taxable period in excess of the foregoing amount will be deemed to be attributable to the portion of such taxable period occurring after the Closing Date. To the extent any Taxes are not susceptible to such allocation, such Taxes shall be allocated by apportionment on the basis of elapsed days.

               7.3  Contests.
                    --------

                  (a) After the Closing Date, the Buyer shall promptly notify the Sellers in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding involving the Company or any of its Subsidiaries which, if determined adversely to the Company or relevant Subsidiary, would be grounds for indemnification under this Article 7; provided, however, that a failure to give such
                              --------  -------
        notice will not affect a Buyer Indemnified Person's right to indemnification hereunder except to the extent, if any, that, but for such failure, the Sellers could have avoided the Tax liability in question.

                  (b) Except as provided in Section 7.3(c) below, in the case of an audit or administrative or judicial proceeding that relates to any Pre-Closing Period, the Sellers shall have the right at their own expense to control the conduct of such audit or proceeding; provided
                                                                    --------
        that within 30 days after the Sellers have received the written notice from the Buyer that is required under Section 7.3(a) above, and prior to taking any action with respect to such audit or administrative or judicial proceeding, the Sellers acknowledge in writing their joint liability under Section 7.3(b)(i) of this Agreement to hold any Buyer Indemnified Person harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding that relates to the Pre-Closing Period (to the extent such amount exceeds the Closing Balance Sheet Tax Reserve after giving effect to all prior and concurrent payments made pursuant to Section 7.3(b)(i) of this Agreement to any Buyer Indemnified Person); provided,
                                                                      --------
        further, that the Sellers may not agree to a settlement or compromise
        -------
        to any such audit or proceeding that may reasonably be expected to have an adverse effect on the tax liability of the Company for a taxable period after the Closing Date without the prior written consent of the Buyer; provided, further, that if the Buyer does not consent to such
               --------  -------
        settlement or compromise, the Sellers' liability to indemnify the Buyer as a result of such audit or proceeding shall be limited to the amount that the Sellers would have paid had the Buyer consented to such settlement or compromise. The Buyer also may participate in any such audit or proceeding at its own expense and, if the Sellers do not assume the defense of any such audit or proceeding, the Buyer may defend the same at its own expense in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding, without any effect to any Buyer Indemnified Person's right to indemnification under this Article 7.

                  (c) Notwithstanding subsection (a) above, any contest and/or settlement of any issue raised in an official inquiry, examination or proceeding that relates to the validity or effect of the Election will be conducted by the Buyer and the Company.

                  (d) In the case of an audit or administrative or judicial proceeding that relates to the Interim Period, the Buyer shall have the right at its own expense to control the conduct of such audit or proceeding; provided that the Buyer may not agree to a settlement or
                    --------
        compromise in any such audit or proceeding without the prior written consent of the Seller's Representative (as defined in Section 12.5 below), which consent shall not be unreasonably withheld. The Sellers also may participate in any such audit or proceeding at their own expense and, if the Buyer does not assume the defense of any such audit or proceeding, the Sellers may defend the same at its own expense in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding, without any effect to the Sellers' right to indemnification under this Article 7.

          8.  Environmental Matters.
              ---------------------

               8.1  The Phase I Investigations.
                    --------------------------

                  (a) Within ten days of the execution of this Agreement, the Buyer shall retain, at its sole expense, an environmental consulting firm reasonably acceptable to the Sellers (the "Phase I Consultant") to
                                                        ------------------
        perform an environmental assessment for the Properties in accordance with ASTM Phase I Standard E 1527 and other sound practices and procedures normally employed in the Phase I process (the "Phase I
                                                                  -------
        Assessments").  The Phase I Assessments shall be completed as soon as is
        -----------
        reasonably practicable. The Phase I Consultant shall report its findings simultaneously to the Buyer and the Sellers both orally and in writing.

                  (b) With respect to the leased Properties, the Phase I Assessment shall provide the Phase I Consultant's estimate of the range of costs, from the reasonable best to reasonable worst case, to remediate known or reasonably suspected Releases of Hazardous Materials, on the leased Properties for which the Company is obligated under Environmental Laws to perform Remedial Action, or for which the Company would be obligated to perform Remedial Action if the relevant Governmental Authorities were aware of the Release. The Phase I Consultant shall also provide estimates for expenditures necessary to correct violations of Environmental Laws on the leased Properties. The Phase I Consultant shall assume the use of the most cost-effective, reasonable and timely Remedial Action and shall consider the Company's status as a lessee in evaluating the Company's potential obligations under Environmental Laws.

                  (c) With respect to the Owned Real Properties for which sufficient sampling data exists to enable the Phase I Consultant to provide a reasonable range of estimates, the Phase I Assessment shall provide the Phase I

        Consultant's estimate of the range of cost, from the reasonable best to reasonable worst case, to remediate known or reasonably suspected Releases of Hazardous Materials for which there is an obligation under Environmental Laws on the part of the Company or any Subsidiary of the Company to perform Remedial Action, or for which there would be such an obligation, if relevant Governmental Entities had notice of the Release. The Phase I Consultant shall also provide estimates for the expenditures necessary to correct violations of Environmental Laws on the Owned Properties. In making its estimates, the Phase I Consultant shall assume the use of the most cost-effective, reasonable and timely Remedial Action. With respect to known or reasonably suspected Releases of Hazardous Materials at the Owned Real Properties where there is not sufficient information to enable the Phase I Consultant to estimate reasonably the ranges of costs of the most cost-effective, timely and reasonable Remedial Action, the Phase I Assessment shall recommend appropriate media sampling.

               8.2  The Phase II Investigations.  In the event that the Phase I
                    ---------------------------
     Report concludes that media sampling is necessary at one or more of the Owned Real Properties, the Buyer shall retain at its sole expense an environmental consulting firm reasonably acceptable to the Sellers (the "Phase II Consultant") to perform the necessary Phase II assessments (the
     --------------------
     "Phase II Assessment") using subcontractors of its choice.  For properties
     --------------------
     subject to the Phase II process, the Phase II Consultant shall be required to provide simultaneously to the Buyer and the Sellers a report identifying each identified Release of Hazardous Materials, or violation of Environmental Laws, not addressed in the Phase I Assessments for which there is an obligation under Environmental Law on the part of the Company or any Subsidiary of the Company to undertake Remedial Action (which could include further investigation), or for which there would be such an obligation if the relevant Governmental Entities had notice of the Release or violation, and estimating the range of costs from the reasonable best to reasonable worst case, of the actions reasonably necessary to perform such Remedial

     Action. The Phase I Assessments prepared pursuant to paragraph 8.1 and the Phase II Assessments are hereinafter referred to collectively as the "Assessments."

               8.3  Certain Procedures Relating to the Consultant's Estimates.
                    ---------------------------------------------------------

                  (a) The Phase I and II Consultants' estimates shall be based upon the assumption that the Buyer covenants (which the Buyer hereby does) to undertake, or cause the Company to undertake, all reasonable actions necessary to insure that the remediation of any area, or the correction of any violation of Environmental Law, is accomplished in the most cost-effective, timely, reasonable manner consistent with the present uses of the Properties, and that the least onerous soil and groundwater cleanup criteria available under applicable Environmental Laws are used in any such remediation. To the extent reasonably necessary to achieve no further action status, such actions by the Buyer and the Company shall include, but not be limited to, the execution of consents by the Buyer and the Company to restrict the future use of the Properties to commercial/industrial uses such as those in existence as of the Closing Date.


                  (b) For each area or violation, the Consultants' estimates may be made in ranges in which event the seventy-fifth percent of the range shall be deemed to be the estimate for the purposes of this Agreement which shall be calculated by multiplying the difference between the high and the low end by .75 and adding the product of that multiplication to the low end.

                  (c) In making its estimates, the Consultants shall assume that the Company has responsibility for all investigative and remedial obligations that must be performed under Environmental Laws (if any) as a result of the transactions contemplated by this Agreement.

               8.4  Review of the Estimated Costs of Remediation.  In the event
                    --------------------------------------------
     that either the Buyer or the Sellers disagree with the Phase I or Phase II Consultants' estimate of the cost of necessary compliance action or Remedial Action, then either (or both) may submit such disagreement to an independent environmental consultant mutually acceptable to the Buyer and the Sellers' Representative (the "Independent Consultant") for a final and binding determination. If
           ----------------------
     the Buyer and the Sellers' Representative cannot agree on the independent engineer, he or she shall be appointed by the President of the National Society of Professional Engineers. Proceedings before the Independent Consultant shall be restricted to the submission to him or her of the Phase I Assessment and Phase II Assessment, and a statement of position with one supporting affidavit by each party. Each statement of position shall set forth the parties' estimate of the costs of the remediation or capital improvements reasonably necessary to achieve compliance with Environmental Laws for each area at which Releases of Hazardous Materials have been documented in the Phase I Assessments and/or Phase II Assessments based upon the standards set forth in this Section 8. The statements of position of each of the Buyer and the Sellers shall be submitted to the Independent Consultant within 10 days of his or her appointment. The Independent Consultant shall, within 14 days of receipt of such statements, issue a report accepting the estimate of one or the other party for each area in dispute (the "Independent Consultant's Report"). The Independent
                   -------------------------------
     Consultant may employ counsel to assist it in the review process. Costs of the Independent Consultant and its counsel shall be borne 50 percent by the Buyer and 50 percent by the Sellers.

               8.5  The Sellers' Indemnification of Buyer.  Subject to Sections
                    -------------------------------------
     12.1(c), 12.4 and 14.2, Sellers will defend, indemnify and hold harmless the Buyer Indemnitees (as defined in Section 12.1) from all Pre-Closing Environmental Losses. For the purposes of this Agreement, "Pre-Closing
                                                                -----------
     Environmental Losses" means (1) all costs and expenses necessary to
     --------------------
     implement Remedial Action on the Owned Real Properties for which a determination has been made in the Phase I Assessment or Phase II Assessment that (i) Remedial Action by the Company or any Subsidiaries of the Company is necessary to discharge obligations under (or to cure violations of) Environmental Laws, including obligations to remediate Hazardous Materials in soil or ground water to the extent applicable Environmental Laws require such remediation or (ii) such Remedial Action would be necessary if applicable Governmental Authorities had been notified of conditions on the Owned Real Properties; provided that costs and expenses shall be subject to
                 --------
     indemnification under this clause (ii) only if incurred in connection with a suit (whether brought by a Person or Governmental Entity), or an order, investigation or directive of a Governmental Entity commenced prior to the third anniversary of the Closing Date; and (2) Losses arising out of or relating to any breach of the representations in Section 4.21 hereof; provided that in each of subsections (1) and (2) above the aggregate
     --------
     Losses that the Sellers shall be obligated to pay under this Agreement with respect to Remedial Action in connection with Owned Real Property shall not exceed the aggregate estimated remediation costs at the Owned Real Properties set forth in the Phase I Assessments and the Phase II Assessments, in each case as modified by the Independent Consultant's Report and reduced by any amounts the Buyer or the Company pays to perform Remedial Action at such properties which would be subject to indemnification under Article 8.5 but for the existence of the Minimum Amount as established in Section 12.1(c)(i).

               8.6  Buyer's Indemnification of the Sellers.  Except with respect
                    --------------------------------------
     to Losses for which the Buyer is entitled to indemnification under Section 8.5, the Buyer agrees to defend, indemnify and save harmless Seller Indemnitees (as defined in Section 12.2) from and against any Losses under or relating to Environmental Laws incurred by the Seller Indemnitees resulting from, arising out of, relating to, the operation of the Business or condition of the Properties, whether before or after the Closing Date; provided, the Buyer shall not be obligated to indemnify Seller Indemnitees
     --------
     for Losses resulting from, arising out of, or related to the operation of the Business or condition of the Properties before the Closing Date to the extent such Losses were caused by the Seller Indemnitees' willful misconduct, violation of standards under Environmental Laws, or to the extent such Losses arose out of a condition on the Properties of which the Seller Indemnitees had knowledge prior to the

     Closing Date, but concerning which the Sellers failed to make a disclosure to the Buyer or the Phase I Consultant prior to such time.

               8.7  Exclusive Remedy. Except with respect to claims for fraud,
                    ----------------
     the environmental indemnities in this Article shall be the sole and exclusive remedy of the parties with respect to Losses under or relating to Environmental Laws arising out of the operation of the Business or the condition of the Properties prior to the Closing Date. The Buyer and the Sellers specifically agree that, except to the extent that this Agreement is held to be invalid or is unenforceable, they will not now or in the future pursue any claims against one another, including, but not limited to, claims pursuant to CERCLA or any analogous state law, with respect to environmental matters arising out of the operation of the Business prior to the Closing Date or conditions on, in, under or about the Properties as of the Closing Date except as provided in this Agreement.

               8.8  Limitation of Sellers' Duty to Indemnify.  Notwith standing
                    ----------------------------------------
     anything herein to the contrary, the Sellers' obligation to indemnify the Buyer Indemnitees pursuant to this Article 8 is limited to matters for which an "Environmental Claim Notice" (as defined below) has been received
               --------------------------
     by the Sellers (a) within 180 days after the Closing Date with respect to the matters referred to in clause (1)(i) of the definition of Pre-Closing Environmental Losses or (b) on or prior to the third anniversary of the Closing Date with respect to matters referred to in clauses 1(ii) and (2) of the definition of Pre-Closing Environmental Losses.

               8.9  Expenses in the Ordinary Course Excluded from
                    ---------------------------------------------
     Indemnification.  Environmental Liabilities indemnifiable pursuant to this
     ---------------
     Article 8 shall not include costs or expenses of nonremedial or noncorrective activities undertaken in the ordinary course of business by the Company or any of its Subsidiaries after the Closing Date, including, without limitation, costs or expenses relating to the routine disposal of Hazardous Substances lawfully accumulated, sampling undertaken pursuant to a Permit, or routine maintenance of environmental control facilities unless undertaken to cure Pre-Closing violations of Environmental Laws.

               8.10  Control of Remedial Action.
                     --------------------------

                  (a) In the event that the transactions contemplated by this Agreement trigger any investigative or remedial obligations under Environmental Laws with respect to the Properties, including any responsibility under the Connecticut Real Property Transfer Act and the New Jersey Industrial Site Recovery Act, the Company shall have responsibility for the discharge of such obligations; provided that
                                                              --------
        Losses incurred by the Company to discharge any such obligation shall be subject to the indemnification by the Sellers to the extent provided in this Article 8.

                  (b) Until exhaustion of the Minimum Amount established by
        Section 12.1(c)(i), the Company shall have the exclusive right to manage and control all Remedial Actions for which the Buyer would be entitled to indemnification (but for the Section 12.1(c) basket), and to negotiate with and fulfill any requirements of or claims by a Governmental Entity or other Person with respect to any such matter; provided that the Buyer shall keep the Sellers' Representative informed
        --------
        of all material developments, and provided further the Sellers' Representative (or its designee) shall have the right to attend and observe negotiations/ meetings with relevant Governmental Entities.

                  (c) The Sellers shall have the exclusive right to manage and control all Remedial Actions for which the Buyer is fully indemnified hereunder and to negotiate with any fulfill any requirements of or claims by a Governmental Entity or other Person with respect to any such matter; provided that such remediation (and any settlement, agreement
                --------
        or ongoing obligations imposed in connection therewith) shall not unreasonably interfere with the Buyer's or the Company's use of the Properties, and provided further, that the Buyer shall have
                        -------- -------
        the right to attend and observe negotiations/meetings with relevant Governmental Entities and participate in any negotiations with respect to operational or use restrictions; provided further, that the Buyer
                                            -------- -------
        shall have the right to take control of any Remedial Actions if (i) the Sellers fail to diligently conduct the Remedial Action in light of an order or directive of a Governmental Entity and Sellers fail to implement the same within 30 days of receipt of notice from the Buyer or the Company or (ii) the Buyer reasonably determines that the Sellers are failing to adequately protect the environment, human health or safety, including the health and safety of the Company's employees.

               8.11  Environmental Indemnification Procedure.  In order to seek
                     ---------------------------------------
     indemnification under this Article 8, the party seeking indemnification (the "Indemnified Party") must submit to the party from which
           -----------------
     indemnification is being sought (the "Indemnifying Party") (1) within 60
                                           ------------------
     days of the discovery by the Company or a Subsidiary of the Company of a matter which is likely to give rise to indemnifiable Losses relating to environmental matters, and (2) within 30 days of receipt of a directive from a Governmental Entity or notice of claim by a third party, a written notice of the claim for indemnification (an "Environmental Claim Notice")
                                                  --------------------------
     which shall include a copy of the such directive or notice of a third-party claim, if any; provided, however, failure to promptly submit an
                    --------  -------
     Environmental Claim Notice shall not result in a loss of the right to indemnification pursuant to this Article except to the extent that it results in actual prejudice to the Indemnifying Party.

               8.12  Access to Information.  The Indemnified Party shall provide
                     ---------------------
     to the Indemnifying Party reasonable access to all information (including documentary records, physical conditions and personnel at any property that is the subject of the claim for indemnification) necessary to evaluate the claim for indemnification contained in an Environmental Claim Notice.

               8.13  Matters Involving Third Parties.  If any Governmental
                     -------------------------------
     Entity or other third party shall notify an Indemnified Party with respect to any matter which may give rise to a claim for indemnification against any Indemnifying Party under this Agreement, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however,
                                                           --------  -------
     that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is actually prejudiced. In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel if the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest with the Indemnified Party), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Loss with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, or does not timely thereafter assume such defense, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner consistent with the terms of this Section at the expense of the Indemnifying Party.

          9.  Conditions Precedent to the Obligation of the Buyer to Close. The
              ------------------------------------------------------------
  obligation of the Buyer to complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyer to the extent permitted by Applicable Law:

               9.1  Representations and Covenants.  All representations and
                    -----------------------------
     warranties of the Sellers contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of the Sellers contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of the Closing Date, except for those specifically relating to a date other than the Closing Date, in which case at and as of such date. The Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing Date. The Sellers shall have delivered to the Buyer a certificate, dated the Closing Date and signed by or on behalf of each of the Sellers, to the foregoing effect.

               9.2  HSR Act Filing.  Any Person required in connection with the
                    --------------
     transactions contemplated by this Agreement to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

               9.3  No Injunction or Violation of Law.  No order, statute, rule,
                    ---------------------------------
     regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which prohibits or prevents the consummation of the transactions contemplated by this Agreement and which has not been stayed or vacated by the Closing Date. The Buyer and each of the Sellers shall each use their reasonable best efforts and shall cooperate with each other to have any such order, statute, rule, regulation, executive order, stay, decree, judgment or injunction vacated or stayed.

               9.4  Title Policies.  The Sellers shall have delivered or caused
                    --------------
     to be delivered, prior to or on the Closing Date, title insurance policies relating to each Owned Real Property set forth on Schedule 4.10(a) insuring
                                                       ----------------
     such Owned Real property in the amount set forth in Schedule 9.4 with respect to such property.

               9.5  Simultaneous Closing.  The transactions contemplated by (i)
                    --------------------
     that certain Share Purchase Agreement (the "MI Agreement") dated of even
                                                 ------------
     date herewith, by and among the Buyer and the shareholders of McClinch, Inc., a Connecticut corporation ("MI") and (ii) that certain Share Purchase
                                       --
     Agreement ("Grey Fox Agreement") dated of even date herewith, by and among
                 ------------------
     the Buyer and the shareholders of Grey Fox Equipment, Inc., a Connecticut corporation ("Grey Fox"), shall be consummated simultaneously with the
                   --------
     transactions contemplated hereby.

               9.6  Resignations.  The Buyer shall have received the written
                    ------------
     resignations of each of the officers and directors of the Company and releases in the form of Exhibit F from each Seller other than Robert Russo and Ernest Pierson.

               9.7  Reports.  The Buyer shall have obtained the Phase I
                    -------
     Assessment and Phase II Assessment reports as contemplated by Article 8 and, to the extent required by Article 8, the Independent Consultant's Report.

               9.8  Escrow Agreement.  The Buyer shall have received a copy of
                    ----------------
     the Escrow Agreement, executed by the Sellers' Representative and the Escrow Agent.

               9.9  Legal Opinions.  The Buyer shall have received the opinions
                    --------------
     of Paul, Weiss, Rifkind, Wharton & Garrison and Brody & Ober, P.C., counsel to the Sellers, addressed to the Buyer, in form and substance reasonably acceptable to Buyer.

               9.10  Affidavits.  Each of the Sellers shall have provided Buyer
                     ----------
     with an affidavit of non-foreign status that complies with Section 1445 of the Code.

               9.11  Affiliate Contracts.  Buyer shall have received evidence
                     -------------------
     satisfactory to it that all Contracts between the Company or any Subsidiary and any of its Affiliates (other than MI and Grey Fox) shall have been fully discharged and terminated as of the Closing Date without any further liability (contingent or otherwise) of the Company thereunder.

               9.12  Certificates.  Buyer shall have received certificates of
                     ------------
     good standing with respect to the Company and each of its Subsidiaries issued by the Secretary of State or comparable official of their respective jurisdiction of organization and for each jurisdiction in which they are qualified to do business as a foreign corporation.

               9.13  [Intentionally Omitted].

               9.14  Employment/Consulting Agreements.  Each of Ernest Pierson
                     --------------------------------
     and Robert Russo shall have executed and delivered the Employment Agreement, and Terrance J. McClinch shall have executed and delivered the Consulting Agreement in the form of Exhibits C, D and E, respectively, attached hereto.

               9.15  Release of Guarantees. The guarantees by the Company and
                     ---------------------
     its Subsidiaries of (i) the synthetic aircraft lease between Fleet Capital Corporation and McClinch Aviation, Inc., and (ii) the mortgage loan by Fleet National Bank (formerly Shawmut Bank Connecticut, N.A.) to 185 Thorpe Street Corporation, shall each be terminated.

               9.16  Material Adverse Effect.  No event having a Material
                     -----------------------
     Adverse Effect shall have occurred, other than (i) termination by any customer or distributor of a contract or relationship with the Company primarily as a result of the transactions contemplated by this Agreement,
     (ii) other adverse events occurring solely as a result of the transactions contemplated by this Agreement or (iii) the occurrence of a default under, or termination of any Contracts listed on Schedule 4.6(a) occurring solely as a result of the transactions contemplated by this Agreement

          10.  Conditions Precedent to the Obligation of the Sellers to Close.
               --------------------------------------------------------------
  The obligation of the Sellers to complete the Closing is subject, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be unanimously waived by the Sellers to the extent permitted by Applicable Law.

               10.1  Representations and Covenants.  All representations and
                     -----------------------------
     warranties of the Buyer contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of the Buyer contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of the Closing Date, except for those specifically relating to a date other than the Closing Date, in which case at and as of such date. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Buyer shall have delivered to the Sellers a certificate, dated the Closing Date and signed by an authorized officer of the Buyer, to the foregoing effect.

               10.2  HSR Act Filing.  Any Person required in connection with the
                     --------------
     transactions contemplated by this Agreement to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

               10.3  No Injunction or Violation of Law. No order, statute, rule,
                     ---------------------------------
     regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which prohibits or prevents the consummation of the transactions contemplated by this Agreement and which has not been stayed or vacated by the Closing Date. The Buyer and each of the Sellers shall each use their best efforts and shall cooperate with each other to have any such order, statute, rule, regulation, executive order, stay, decree, judgment or injunction vacated or stayed.

               10.4  United Rentals, Inc. Warrants.  Terrance J. McClinch,
                     -----------------------------
     Ernest Pierson and Robert Russo shall each have received a 10 year warrant (collectively, the "URI Warrants") to purchase $200,000 worth of common
                         ------------
     stock of the Buyer ("Buyer Common Stock") substantially in the form
                          ------------------
     attached hereto as Exhibit A.

               10.5  [Intentionally Omitted].

               10.6  [Intentionally Omitted].

               10.7  Simultaneous Closing.  The transactions contemplated by (i)
                     --------------------
     the MI Agreement and (ii) the Grey Fox Agreement shall be consummated simultaneously with the transactions consummated by this Agreement.

               10.8  Reports.  The Sellers shall have received copies of the
                     -------
     Phase I Assessment and Phase II Assessment reports as contemplated by
     Article 8 and, to the extent required by Article 8, the Independent Consultant's Report.

               10.9  Escrow Agreement.  The Sellers shall have received a copy
                     ----------------
     of the Escrow Agreement, executed by each of the Buyer and the Escrow
     Agent.

               10.10  Legal Opinion.  The Sellers shall have received the
                      -------------
     opinion of Weil, Gotshal & Manges LLP, counsel to the Buyer, addressed to the Sellers in form and substance reasonably acceptable to the Sellers.

               10.11  Certificate.  Sellers shall have received a certificate of
                      -----------
     good standing of the Buyer issued by the Secretary of State of the State of Delaware.

          11.  Survival of Representations, Warranties and Covenants.
               -----------------------------------------------------

               11.1  General Survival.  Except as otherwise provided in this
                     ----------------
     Article 11, all representations, warranties, covenants, agreements and obligations of each party contained herein, shall expire twenty-four (24) months after the Closing Date, except for (i) covenants or obligations (including covenants to indemnify) which by their terms shall be performed after the Closing which shall survive the Closing and not expire unless otherwise provided in this Agreement, (ii) the representations and warranties contained in Sections 3.1 and 4.7 shall survive the Closing Date until the expiration of any applicable statute of limitations, including extensions thereof, (iii) the representations and warranties contained in
     Section 4.21 shall survive the Closing Date and expire thirty-six (36) months after the Closing Date, and (iv) the representations and warranties in Section 4.10(a) and the first sentence of Section 4.10(c) shall not survive the Closing.

          12.  General Indemnification.

               12.1  Indemnification of the Buyer.

                  (a) Indemnification with Respect to Representations.  Subject
                      -----------------------------------------------
        to Sections 12.1(c), 12.4 and 14.2, the Sellers hereby agree to, jointly and severally, indemnify and hold harmless the Buyer, its directors, officers, employees, agents, Affiliates, successors and assigns, the Company and its Subsidiaries (the "Buyer Indemnitees") from and against
                                           -----------------
        all losses, liabilities, obligations, damages, costs (including costs of investigation) and expenses (including reasonable attorneys' and other professionals' fees and expenses) (collectively, the "Losses") actually
                                                              ------
        incurred as a result of, or attributable to any inaccuracy in, or breach of, any representation, warranty, covenant or agreement of the Sellers in this Agreement; provided that this Section 12.1(a) shall not apply to
                           --------
        any obligation of the Sellers to indemnify with respect to (i) Taxes, which shall be governed exclusively by Article 7, (ii) Losses relating to matters referred in Article 8, which shall be governed exclusively by such Article and (iii) Losses relating to the noncollection of accounts receivable which shall be governed exclusively by Section 12.1(b).

                  (b) Indemnification for Accounts Receivable.  From and after
                      ---------------------------------------
        the Closing Date, the Buyer shall use its commercially reasonable best efforts to cause the Company and its Subsidiaries to collect payment of all trade accounts receivable of the Company and its Subsidiaries. In the event that the Buyer and the

        Company, after using their commercially reasonable best efforts consistent with the past practices of the Company and its Subsidiaries to collect payment in full of any Reimbursable Trade Account Receivable (as defined below), has not received payment in full (net of bad debt reserves and credit memo reserves reflected on the Audited Closing Balance Sheet (as increased or decreased, as the case may be, by the Resolved Objections and the CPA--Determined Differences)) on or before the Due Date (as defined below), the Buyer shall notify the Sellers' Representative of such event (which notice shall set forth the amount of such Reimbursable Trade Account Receivable, the name of the customer and the Due Date with respect thereto). Upon receipt of any such notice from the Buyer, the Sellers' Representative shall review the information set forth therein. If the Sellers' Representative so requests, the Buyer shall make available to the Sellers' Representative such additional information which is in the possession and control of either the Buyer, the Company or any of their respective Subsidiaries with respect to such Reimbursable Trade Account Receivable as the Sellers' Representative may reasonably require. Subject to Sections 12.1(c), 12.4 and 14.2, within fifteen (15) days of the receipt by the Sellers' Representative of such notice (or such later date as is reasonably required for the Sellers' Representative to review any additional information received from the Buyer at the request of the Sellers' Representative), the Sellers shall pay to the Buyer, an amount equal to the excess of (A) the amount of such Reimbursable Trade Account Receivable that remains past due and unpaid after the Due Date over (B) any amount for which a reserve with respect to such Reimbursable Trade Account Receivable has been established on the Audited Closing Balance Sheet (either as a bad debt reserve or a credit memo reserve); provided that the Sellers shall have
                                           --------
        no obligation to pay (i) any amount under this Section if the Buyer (x) fails to keep and maintain the collection operation of the Company and its Subsidiaries in its present location under the supervision of Ernest Pierson or, in the case Mr. Pierson is not employed by MI or its subsidiaries and was not terminated without cause (as determined under Mr. Pierson's Employment Agreement), his replacement, and (y) reduces the size or the salary level of the staff below the present level or changes (adversely) the commission basis for salesmen or (z) reduces the collection expense budget below that which is consistent with past practice or (ii) to the extent the Buyer takes any action which would reduce such Reimbursable Trade Account Receivable or otherwise interfere with its collection in full. From time to time at the request of the Sellers' Representative, the Buyer shall supply the Sellers with such information as the Sellers' Representative may reasonably request concerning the aging of the Reimbursable Trade Accounts Receivable of the Company and its Subsidiaries and any conversion of the Company's computer system referred to below. As used herein, the term "Reimbursable Trade Account Receivable" shall mean
                          -------------------------------------
        any trade account receivable of the Company (i) reflected in the Audited Closing Balance Sheet, (ii) for which payment has not been withheld or disputed as a result of any right of setoff or other claim against the Buyer, the Company or any Subsidiary of the Company in respect of transactions arising after the Closing Date and (iii) which does not reflect any other concession made after the Closing Date by the Buyer, the Company or any Subsidiary of the Company to the customer in respect of such trade account receivable. Except as specified in respect of any payment received, all payments received from a customer shall be applied first against the oldest receivables with respect to such customer. As used herein, the term "Due Date" with respect to the Reimbursable Trade
                               ---------
        Account Receivables shall mean 180 days after the Closing Date; provided, however that in the event that it is necessary for the Buyer
        --------
        to undertake a conversion of the Company's computer system, the Due Date shall be extended for the period to be agreed by the Buyer and the Sellers' Representative; provided that if such Persons fail to agree
                                 --------
        then the Due Date shall be 240 days after the Closing Date. To the extent that the Buyer has not collected the full amount of any Reimbursable Trade Account

        Receivable and the Buyer has been compensated therefor as set forth in this Section 12.1(b), the Buyer shall transfer and assign all right, title and interest in an any such Reimbursable Trade Account Receivable to the Sellers, free of any Liens. It is agreed and understood that in exercising "commercially reasonable best efforts" in connection with the collection of accounts receivable pursuant to this Section, the Buyer and the Company shall have no obligation to take any action out of the ordinary course of business consistent with past practice of the Business; provided that the Buyer agrees that it shall (consistent with
                  --------
        past practice of the Business) commence or threaten any litigation or prepare or file any proof of claim in any bankruptcy or similar proceeding or incur such expenses (consistent with past practice of the Business) to collect such receivables.

                  (c) Limitation on Indemnification Obligations.  The
                      -----------------------------------------
        indemnification provided for in Article 8 and Article 12 shall be subject to the following limitations:

                  (i) Anything in this Agreement to the contrary notwithstanding, no indemnification payment shall be made pursuant to this Agreement (other than pursuant to Sections 1.2, 6.4, 6.11 and 6.14 and Article 7 hereof) except to the extent that the amounts which would otherwise be payable under this Agreement (other than pursuant to Sections 1.2, 6.4, 6.11 and 6.14 and Article 7 hereof) would collectively aggregate at least $450,000 (the "Minimum Amount") and such
                                                       --------------
        Minimum Amount shall be deducted from the aggregate amount payable under such provisions;

                  (ii) In no event shall the Sellers have any obligation or liability to pay any amounts pursuant this Agreement (other than pursuant to Sections 1.2, 6.4 and 6.11 and Article 7 hereof) in excess of $40,500,000; provided that in no event shall the Sellers be obligated
                        --------
        to pay more than $16,200,000 with respect to claims made under this Agreement (other than pursuant to Sections 1.2 and 6.4 and Article 7 hereof) by a Buyer Indemnitee on or after 180 days after the Closing Date;

                  (iii) Notwithstanding anything herein to the contrary, the Buyer shall have no right to any indemnification under this Article 12 for any matter to the extent (i) the Net Worth of the Company was reduced because of such matter and either Buyer did not dispute the amount of the reduction in the Audited Closing Balance Sheet or the dispute as to the amount of the reduction was resolved pursuant to
        Section 1.2, or (ii) the matter relates to whether any item of Equipment was Rental Ready or missing or the fair market value or cost of repair or replacement of any item of Equipment and such matter was not disputed or was disputed in determining the amounts payable under Section 6.14 and resolved as contemplated by Section 6.14;

                  (iv) In no event shall the Sellers be liable for loss of profits or consequential damages; and

                  (v) Notwithstanding anything in this Agreement to the contrary, the Sellers shall not be obligated to indemnify the Buyer Indemnities with respect to any Losses to the extent of (A) any proceeds received in connection with such Losses by the Company or any Subsidiary of the Company under any insurance policy of the Company or any Subsidiary of the Company in effect on the Closing Date (including, without limitation, the insurance policy described in Section 6.12 to be purchased pursuant to such Section 6.12 (each, a "Company Insurance
                                                             -----------------
        Policy")); (B) any proceeds recoverable in connection with such Losses
        ------
        by the Company or any Subsidiary of the Company under any applicable warranty claim, which claims the Buyer hereby undertakes to pursue using its commercially reasonable best efforts; and (C) any amounts recoverable by the Buyer, the Company or any of its Subsidiaries from customers or other third parties who are, in whole or in part, responsible for such Losses, and the Buyer hereby undertakes to use its commercially reasonable best efforts to pursue such claims; it being agreed that the Buyer shall use commercially reasonable best efforts (including threatening or instituting proceedings) to recover amounts referred to in clause (A), (B) or (C) of this clause (v) but the Buyer shall have no obligation to threaten or institute proceedings against any insurance carrier; provided, that this clause (v) shall
                                       --------
        not be applicable with respect to any amounts described in (A), (B) or
        (C) above which are not received by the Company or the Buyer following the exercise of the Buyer's undertakings therein and only if, upon payment of the relevant indemnification claims by the Sellers, all of the Buyer's or the Company's right, title and interest in and to all claims for such amounts are transferred and assigned to the Sellers.

                  (d) Any amounts payable to any Buyer Indemnitee pursuant to
        Article 7, 8 or 12 or Sections 6.4, 6.11 or 6.14 shall be paid by the Escrow Agent to such Buyer Indemnitee from the Escrow Amount in accordance with the Escrow Agreement until the Escrow Amount (including interest thereon at the Reference Rate since the Closing Date) is exhausted. After the earlier of (i) the time that the Escrow Amount (and any interest thereon) has been exhausted or (ii) the date of the termination of the Escrow Agreement in accordance with its terms and the return of the remaining Escrow Amount, if any, to the Sellers in accordance with the Escrow Agreement, any amounts payable to any Buyer Indemnitee pursuant to Article 7, 8 or 12 or Sections 6.4, 6.11 or 6.14, subject to the limitations set forth in Sections 12.1(c), 12.4 and 14.2, shall be paid by the Sellers to such Buyer Indemnitee.

               12.2  Indemnification of the Sellers.  The Buyer hereby agrees to
                     ------------------------------
     indemnify and hold harmless each of the Sellers, any trustee of any Seller in his or her capacity as trustee and any beneficiary or trustee of any Seller in his or her capacity as such, and their respective successors, assigns, agents and Affiliates (collectively, the "Seller Indemnitees")
                                                        ------------------
     against all Losses actually incurred as a result of, or attributable to (i) any inaccuracy in, or breach of, any representation, warranty, covenant or agreement made by the Buyer in this Agreement or (ii) by reason of any act or failure to act by the Buyer, its Affiliates its successors or assigns or, after the Closing Date, by the Company or any Subsidiary, in connection with the ownership of the Company or any Subsidiary or the operation of the Business after the Closing Date; provided that in no event
                                                       --------
     shall the Buyer be liable for loss of profits or consequential damages.

               12.3  Notice and Opportunity to Defend.
                     --------------------------------

                  (a) Notice of Asserted Liability.  The party making a claim
                      ----------------------------
        under this Article 12 is referred to as the "Indemnitee," and the party
                                                     ----------
        against whom such claims are asserted under this Article 12 is referred to as the "Indemnifying Party." All claims by any Indemnitee under this
                   ------------------
        Article 12 shall be asserted and resolved as follows: promptly after receipt by the Indemnitee of notice of any claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of a claim including any action, proceeding or investigation (an "Asserted Liability") that may
                                                 ------------------
        result in a Loss, the Indemnitee shall give notice thereof (the "Claims
                                                                         ------
        Notice") to the Indemnifying Party; provided that no delay on the part
        ------                              --------
        of the Indemnitee in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation under this Article unless (and then solely to the extent) the Indemnifying Party thereby is actually prejudiced. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

                  (b) Opportunity to Defend.  The Indemnifying Party may elect
                      ---------------------
        to compromise or defend, at its own expense and by its own counsel which shall be reasonably acceptable to the Indemnitee, any Asserted Liability; provided that in the event that under then applicable
                   --------
        standards of professional conduct the

        Indemnitee is required to be represented by separate counsel and the Indemnitee elects to be represented by separate counsel, the Indemnifying Party shall pay the fees and expenses of one law firm incurred by the Indemnitee in the compromise of, or defense against, such matter; and provided further that if the Asserted Liability
                         -------- -------
        includes only a request for injunctive relief, the Indemnitee may control the defense thereof (at the Indemnifying Party's expense) and if the Asserted Liability includes a request for injunctive relief and other remedies, the Indemnitee may (at its own expense) share control of the defense thereof to the extent of the injunctive relief claims. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability or fails to notify the Indemnitee of its election as herein provided, or otherwise fails to timely assume such defense the Indemnitee may pay, compromise or defend such Asserted Liability at the Indemnifying Party's expense. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Asserted Liability over the objection of the other; provided, however, consent to settlement or compromise shall not be
        --------  -------
        unreasonably withheld or delayed. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

               12.4  Exclusive Remedies.  Notwithstanding anything in this
                     ------------------
     Agreement to the contrary, the remedies provided in this Agreement shall be the sole and exclusive remedies for any inaccuracy and for any breach of any representation, warranty, covenant or agreement of, or obligation or liability of, the Buyer or the Sellers, contained herein or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating hereto or thereto; provided, however, that nothing in this Section 12.4 shall be
              --------  -------
     construed to limit any right or remedy that the Buyer or the Sellers may have with respect to fraud.

               12.5  Sellers' Representative.  Each Seller hereby irrevocably
                     -----------------------
     appoints Terrance J. McClinch as Sellers' Representative (or his designee, the "Sellers' Representative"), and the Sellers' Representative hereby
          -----------------------
     accepts such appointment and agrees to act as such Sellers' Representative, who shall, in such capacity, have full power and authority to make, on behalf of the Sellers, all decisions relating to the defense or settlement of any claims for which any Buyer Indemnitee may claim to be entitled to indemnity or payment pursuant to this Agreement and otherwise to act on behalf of the Sellers in all respects with respect to this Agreement. All decisions and actions by the Sellers' Representative shall be binding upon all of the Sellers, and no Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The Buyer shall not have the right to object to, protest or otherwise contest any matter related to the procedures for action being taken by the Sellers' Representative. By the execution of this Agreement by or on behalf of such Seller, each Seller shall be deemed to have agreed that (i) the provisions of this Section 12.5 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies any Seller may have in connection with the transactions contemplated by this Agreement, (ii) the remedy at law for any breach of the provisions of this Section 12.5 would be inadequate, (iii) the provisions of this Section 12.5 shall be binding upon the successors and assigns of each Seller and (iv) any references in this Agreement to a Seller or the Sellers shall mean and include the successors to the Seller's rights hereunder. In addition, by the execution of this Agreement by or on behalf of such Seller, each Seller shall be deemed to have waived any claims they may have or assert, including those that may arise in the future, against the Sellers' Representative for any action or inaction taken or not taken by the Sellers' Representative except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute willful misconduct. In consideration for serving as the Sellers' Representative, the Sellers' Representative shall be released by each Seller from any liability for any action or inaction taken or not taken by such Sellers' Representative except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute willful misconduct.

               12.6  Nature of Payments.  Any payment under this Article 12
                     ------------------
     shall be treated for tax purposes as an adjustment of the Purchase Price given or received, as the case may be, with respect to the Shares to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

          13.  Termination of Agreement.
               ------------------------

               13.1  Termination.  This Agreement may be terminated prior to the
                     -----------
     Closing as follows:

                  (a) at the election of the Sellers' Representative, if any one or more of the conditions to the obligation of the Sellers to close set forth in Article 10 has not been fulfilled as of the Scheduled Closing;

                  (b) at the election of the Buyer, if any one or more of the conditions to the obligation of the Buyer to close set forth in Article 9 has not been fulfilled as of the Scheduled Closing;

                  (c) at the election of the Buyer or the Sellers' Representative, if the transactions contemplated by this Agreement have not been consummated by November 15, 1998; provided, that the right to
                                                   --------
        terminate this Agreement pursuant to this Section 13.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the consummation of the transactions contemplated by this Agreement to occur on or prior to such date; or

                  (d) at the election of the Buyer if the aggregate remediation costs set forth in the Phase I Assessment for the leased Properties and the Phase I Assessments for the leased properties in the MI Agreement and Grey Fox Agreement exceed a dollar amount equal to $1,000,000 less the aggregate estimated remediation costs for the Owned Real Properties set forth in the Assessments and the Assessments referred to in the MI and Grey Fox Agreements (but in no event less than $0); provided,
                                                                --------
        however, Buyer shall not have any right of termination pursuant to this
        -------
        subsection (d) if the Sellers notify Buyer within 10 days of receipt of the Phase I and II Assessments that the Sellers agree to amend the indemnification provisions of Section 8.5 to include an indemnity in the Buyer's favor covering the leased Properties in the same manner as the Owned Real Properties, such that such indemnity will, among other things, be subject to the same Minimum Amount as defined in Section 12.1(c)(i), it being understood that the Loss limitations for the leased Properties will be the remediation estimates for the leased Properties set forth in the Assessments;

                  (e) at the election of the Buyer if the aggregate remediation estimates for the Properties set forth in the Phase I Assessment, Phase II Assessment and the Phase I and Phase II Assessments referred to in the MI Agreement and the Grey Fox Agreement exceed $51,600,000;

                  (f) at the election of the Sellers' Representative, if the aggregate remediation costs for the Properties set forth in the Phase I Assessment, Phase II Assessment and the Phase I and Phase II Assessments referred to in the MI Agreement and the Grey Fox Agreement exceed $2,300,000; and

                  (g) at any time on or prior to the Closing Date, by mutual written consent of the Sellers' Representative and the Buyer.

             If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 13.2.

               13.2  Survival After Termination.  If this Agreement terminates
                     --------------------------
     pursuant to Section 12.1 and the contemplated transactions are not consummated, this Agreement shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any party on account of the nonsatisfaction of the conditions set forth in Articles 9 and 10 resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of another party under this Agreement or the breach of the representation and warranty set forth in clause (ii) of third sentence of Section 5.2 with respect to the bank consent. Notwithstanding anything in this Agreement to the contrary, (i) the provisions of Section 6.2 relating to the obligation of the Buyer to keep confidential and not to use certain information and data obtained by it from the Company, and to return documents to the Company and (ii) the provisions of Sections 6.4, this Section 13.2 and Article 14 shall survive any termination of this Agreement.

          14.  Miscellaneous.
               -------------

               14.1  Certain Definitions.  As used in this Agreement, the
                     -------------------
     following terms have the following meanings:

             "Affiliate" means, with respect to any Person, any other Person
              ---------
   controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person.

             "Applicable Law" means with respect to any Person, any domestic or
              --------------
   foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, policy, guidance, judgment, decree or other requirement of any Governmental Entity applicable to such Person or its properties, business, operations or assets.

             "Benefit Plan" means any employee benefit plan, arrangement, policy
              ------------
   or commitment (whether or not an employee benefit plan within the meaning of section 3(3) of ERISA), including any employment, consulting or deferred compensation agreement, executive compensation, retention, change in control, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock award, stock purchase or severance pay plan or arrangement, any life, health, disability or accident insurance plan, any fringe benefit plan or arrangement or any holiday or vacation practice, as to which the Company or any Subsidiary has or in the future would have any direct or indirect, actual or contingent liability.

             "Business Day" means any day of the year (other than a Saturday  or
              ------------
   Sunday) on which national banking institutions in Greenwich, Connecticut are open to the public for conducting business and are not required or authorized to close.

             "Closing Balance Sheet Tax Reserve" means the portion of the
              ---------------------------------
   deferred tax reserve shown on the Audited Closing Balance Sheet (and reflected in the Audited Closing Adjusted Net Worth, as increased or decreased, as the case may be, by the Resolved Objections and the CPA-- Determined Differences) that does not relate to timing differences between book and tax accounting.

             "Code" means the Internal Revenue Code of 1986, as amended.
              ----

             "DOL" means the United States Department of Labor.
              ---

             "Employee" means any individual employed by the Company or any
              --------
   Subsidiary of the Company.

             "Environmental Laws" means all applicable laws relating to
              ------------------
   Hazardous Substances, the environment or natural resources, including the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, and the Toxic Substances Control Act

   ("TSCA"), and any requirements promulgated pursuant to these applicable laws or any analogous state or local applicable laws.

             "Environmental Liabilities" means all Liabilities of a Person
              -------------------------
   (whether such Liabilities are owed by such Person to Governmental Authorities, third parties or otherwise) which arise under or relate to any Environmental Law.

             "ERISA" means the Employee Retirement Income Security Act of 1974,
              -----
   as amended.

             "GAAP" means generally accepted accounting principles in the United
              ----
   States applied in a consistent basis during the relevant periods.

             "Governmental Entity" means any foreign, domestic, federal,
              -------------------
   territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency or any political or other subdivision, department or branch of the any of the foregoing.

             "Hazardous Substance" means any substance, material or waste:  (i)
              -------------------
   the presence of which in the environment requires investigation or remediation under any applicable law; or (ii) that is defined characterized or otherwise classified as a "hazardous waste," "hazardous substance," "toxic
                                 ---------------    -------------------
   material" or "toxic waste" or words of similar connotation under any Environmental Law; or (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated pursuant to any Environmental Law; (iv) the presence of which causes a nuisance, trespass or other tortious condition; or (v) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

             "IRS" means the Internal Revenue Service.
              ---

             "Knowledge of Sellers" shall have the meaning assigned to it in
              --------------------
   that certain letter agreement among the parties hereto and others of even date herewith.

             "Lien" means any lien, pledge, mortgage, deed of trust, security
              ----
   interest, claim, lease, license, charge, option, right of first refusal, easement, servitude or transfer restriction and, with respect to the Shares, voting trusts, proxies, stockholder or similar agreements, encumbrances or restrictions of any nature whatsoever.

             "Material Adverse Effect" means material adverse effect on the
              -----------------------
   properties, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or on their ability to consummate the transactions contemplated by this Agreement on the terms set forth herein.

             "Pension Plan" means any Benefit Plan which is a pension plan
              ------------
   within the meaning of ERISA section 3(2) (regardless of whether the plan is covered by ERISA).

             "Permitted Liens" means (i) Liens for Taxes or governmental
              ---------------
   assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Balance Sheet; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; (iv) Liens specifically identified on the Balance Sheet; (v) Liens securing executory obligations under any lease that constitutes an "operating lease" under GAAP; and (vi) other Liens set forth on Schedule
   ----------------                                                --------
   14.1(b) hereto.
   -------

             "Person" means any individual, corporation, partnership, limited
              ------
   liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

             "property" or "properties" means real, personal or mixed property,
              --------      ----------
   tangible or intangible.

             "Reference Rate" means the per annum rate of interest publicly
              --------------
   announced from time to time by Chase Manhattan Bank as its prime rate (or reference rate). Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

             "Release" means any release, spill, emission, leaking, pumping,
              -------
   pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials on or into the environment.

             "Remedial Action" has the meaning ascribed to it on the
              ---------------
   definitional provisions of CERCLA and also means such actions as are necessary to cause fixtures and operations on the Properties (not including movable equipment leased by the Company and its Subsidiaries in the ordinary course) to be in compliance with Environmental Laws, assuming use of such fixtures and operations in a manner consistent with past practices of the Company and its Subsidiaries.

             "Restricted Business" means, collectively, (a) any business in
              -------------------
   which the Company, MI, Grey Fox and/or their respective Subsidiaries are engaged on the Closing Date and (b) the business of renting, leasing, acting as a dealer or distributor for, repairing, servicing or selling light to heavy construction and industrial equipment (including, without limitation, aerial lifts (including boom and scissor lifts), cranes, backhoes, digging equipment, forklifts, tractors, skid-steer loaders, scaffolding, compressors, pumps and generators), and/or general tools and equipment (including, without limitation, power tools, hand tools, high-pressure washers, paint sprayers, gardening and landscaping equipment and roto tillers) and, in each case, any related merchandise, accessories or parts.

             "Subsidiary" means any Person of which a majority of the
              ----------
   outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

             "Tax" means all taxes of any nature including any United States
              ---
   federal, state, local or foreign income, sales and use, excise, franchise, real and personal property, transfer, gross receipts, license, payroll, employment, withholding, estimated or other tax or charge imposed by any governmental entity, together with any interest and penalties related thereto or to the nonpayment thereof and any loss in connection with the determination, settlement or litigation of any tax liability.

               14.2  Nature of Obligations.
                     ---------------------

                  (a) The representations, warranties, and covenants of the Sellers in this Agreement are joint and several obligations. Notwithstanding the foregoing, the aggregate amount a Seller shall be required to pay to the Buyer or any Buyer Indemnitee hereunder shall not exceed such Seller's Pro Rata Portion of the Purchase Price.

               14.3  Notices.  Any notice or other communication required or
                     -------
     permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission sent by overnight courier or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or if sent by overnight courier, one Business Day after the date so sent, or, if mailed, five Business Days after the date of deposit in the United States mails, as follows:

                       (i)  If to Buyer or, after the Closing Date, the Company:

                            United Rentals, Inc.
                            Four Greenwich Office Park
                            Greenwich, CT 06830
                            Attention: Mr. John N. Milne
                            Facsimile: (203) 622-6080

                       with copies to:

                            Oscar D.  Folger, Esq.
                            521 Fifth Avenue, 24th Floor
                            New York, NY 10175
                            Facsimile: (212) 697-9570

                                 and

                            Weil, Gotshal & Manges LLP
                            767 Fifth Avenue
                            New York, NY 10153
                            Attention: Stephen M. Besen, Esq.
                            Facsimile: (212) 310-8007

                       (ii) if to the Sellers or the Sellers' Representative, to
                            the addresses set forth beside the Sellers'
                            Representative's name on Annex C

                       with a copy to:

                            Paul, Weiss, Rifkind, Wharton & Garrison
                            1285 Avenue of the Americas
                            New York, New York  10019-6064
                            Attention:  Marilyn Sobel, Esq.
                            Telephone: (212) 373-3000
                            Facsimile:  (212) 757-3990

   Any party may by notice given in accordance with this Section to the other parties designate another address or Person for receipt of notices hereunder.

               14.4  Entire Agreement.  The Confidentiality Agreement, this
                     ----------------
     Agreement and any other collateral agreements executed in connection with the consummation of the transactions contemplated by this Agreement contain the entire agreement among the parties with respect to the purchase of the Shares and supersede all prior agreements, written or oral, with respect thereto.

               14.5  Waivers and Amendments; Non-Contractual Remedies.  This
                     ------------------------------------------------
     Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and the Sellers' Representative or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

               14.6  Governing Law.  This Agreement shall be governed and
                     -------------
     construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

               14.7  Binding Effect; Assignment.  This Agreement shall be
                     --------------------------
     binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable; provided, however, that the Buyer may assign this Agreement to a wholly-
     --------
     owned subsidiary of the Buyer; and provided further, that no such
                                        -------- -------
     assignment shall release the Buyer from any of its obligations hereunder.

               14.8  Usage.  All pronouns and any variations thereof refer to
                     -----
     the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words "include," "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation."

               14.9  Counterparts.  This Agreement may be executed by the
                     ------------
     parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

               14.10  Exhibits and Schedules.  The Exhibits and Schedules are a
                      ----------------------
     part of this Agreement as if fully set forth herein and all references to this Agreement shall be deemed to include the Exhibits and Schedules. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any matter disclosed on one Schedule hereto shall be deemed to have been disclosed on any other Schedule provided the relevance of such matter to such other Schedule is reasonably discernible from the information provided in the Schedule on which such disclosure appears.

               14.11  Headings.  The headings in this Agreement are for
                      --------
     reference only, and shall not affect the interpretation of this Agreement.

               14.12  Severability of Provisions.
                      --------------------------
                  (a) If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby; provided, that the material economic terms
                                 --------
        provided for herein are not affected thereby in a manner adverse to the Buyer or any Seller.

                  (b) If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby; provided, that the material economic terms provided for herein are not
        --------
        affected thereby in a manner adverse to the Buyer or any Seller.

               14.13  Consent to Jurisdiction.  Each of the parties hereto
                      -----------------------
     hereby irrevocably submits to the exclusive jurisdiction of any U.S. District Court for the District of Connecticut; and irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 14.3 shall be effective service of process for any action, suit or proceeding in the State of Connecticut with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the U.S. District Court for the District of Connecticut, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

             IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                            UNITED RENTALS, INC.


                            By:
                               Name:
                               Title:


                            SELLERS:
                            -------

                                    ANNEX A




                       Name of Shareholder                                 Number of Shares
                       -------------------                                 ----------------
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

        TOTAL
---------------------------------------------------------------------------------------------------

                                    ANNEX B

                               [Escrow Agreement]

                                    ANNEX C

                            [Addresses for Notices ]


   Sellers' Representative

   Terrance J. McClinch
   c/o Brody & Ober P.C.
   135 Rennell Drive
   Southport, Connecticut  06490